Exhibit 10.2

Execution Version
LIMITED LIABILITY COMPANY AGREEMENT
OF
MONARCH DELAWARE HOLDINGS LLC
Dated as of March 17, 2015
THE INTERESTS IN MONARCH DELAWARE HOLDINGS LLC (THE “INTERESTS”) ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN ARTICLE 8 OF THIS AGREEMENT. THE INTERESTS HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAWS OR UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  NEITHER THE INTERESTS, NOR ANY PART THEREOF, MAY BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF ARTICLE 8 OF THIS AGREEMENT AND PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR IN A TRANSACTION THAT IS EXEMPT FROM REGISTRATION UNDER SUCH SECURITIES LAWS OR THAT IS OTHERWISE IN COMPLIANCE WITH SUCH SECURITIES LAWS.

i

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ARTICLE 10 DISSOLUTION AND LIQUIDATION		58
Section 10.1	Dissolution	58
Section 10.2	Involuntary Dissolution	58
Section 10.3	Reformation of Company	58
Section 10.4	Liquidation Procedures	59
Section 10.5	Distributions in Liquidation	59
Section 10.6	Distributions In Kind	60

ARTICLE 11 AMENDMENT OF AGREEMENT; MEETINGS		60
Section 11.1	Amendments.	60
Section 11.2	Meetings of Members.	61

ARTICLE 12 GENERAL PROVISIONS		62
Section 12.1	Further Assurances	62
Section 12.2	Notices	62
Section 12.3	Headings and Captions	63
Section 12.4	Counterparts	63
Section 12.5	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	63
Section 12.6	Partition	64
Section 12.7	Invalidity	64
Section 12.8	Successors and Assigns	64
Section 12.9	Entire Agreement	64
Section 12.10	Additional or Substituted Members	64
Section 12.11	No Third Party Beneficiaries	64
Section 12.12	Maintenance as a Separate Entity	64
Section 12.13	Construction of Agreement	64
Section 12.14	Confidentiality	65
Section 12.15	Additional Default Remedies	65
Section 12.16	Legal Representation	65

ARTICLE 13 POWER OF ATTORNEY		66
Section 13.1	Company as Attorney-In-Fact	66
Section 13.2	Nature as Special Power	66

SCHEDULE 1		1

SCHEDULE 2		1

SCHEDULE 3		1

EXHIBIT A		1

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LIMITED LIABILITY COMPANY AGREEMENT
OF
MONARCH DELAWARE HOLDINGS LLC
THIS LIMITED LIABILITY COMPANY AGREEMENT of MONARCH DELAWARE HOLDINGS LLC (the “Company”) is made and entered into on March 17, 2015 (the “Effective Date”), by and among Crosswinds Investor Monarch LP, a Delaware limited partnership (“Crosswinds”), Federated National Holding Company, a Florida corporation (“FNHC”), and Transatlantic Reinsurance Company, a New York corporation (“TransRe”), and each Person subsequently admitted as a member of the Company (in such capacity, individually, a “Member”, and collectively, the “Members”).
RECITALS
WHEREAS, on September 10, 2014, a Certificate of Formation for the Company (the “Certificate of Formation”) was filed with the Secretary of State of the State of Delaware in accordance with the provisions of the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 through § 18-1109, as the same may be amended from time to time, and the provisions of succeeding law (the “Act).
WHEREAS, the Members have agreed to provide cash or other assets, as the case may be, to the Company in exchange for equity interests in the Company simultaneously with the execution and delivery of this Agreement.
WHEREAS, the Company and the Members desire to enter into this Agreement to allocate among themselves certain economic and non-economic rights in respect of their interests.
NOW, THEREFORE, for and in consideration of the mutual agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided in this Agreement.
ARTICLE 1
DEFINITIONS
Section 1.1 Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:
“4-Year Valuation” shall have the meaning set forth in Section 9.1.
“4th-Year Call Closing” shall have the meaning set forth in Section 9.6.5.
“4th-Year Call Closing Date” shall have the meaning set forth in Section 9.6.5.
“4th-Year Call Option Notice” shall have the meaning set forth in Section 9.6.1.

“4th-Year Call Right” shall have the meaning set forth in Section 9.6.1.
“4th-Year Call Units” shall have the meaning set forth in Section 9.6.1.
“4th-Year Exercising Member” shall have the meaning set forth in Section 9.6.1.
“4th-Year Purchase Price” shall have the meaning set forth in Section 9.6.2.
“Act” shall have the meaning set forth in the Recitals to this Agreement.
“Additional Capital Contribution” means the amount of a Capital Contribution made, or deemed made, by a Member (including an Additional Member) other than the Initial Capital Contribution of such Member pursuant to Section 3.2.1.
“Additional Member” shall have the meaning set forth in Section 3.2.2(b).
“Adjusted Capital Account Balance” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
(a) credit to such Capital Account any amounts that such Member is obligated to restore, because of a promissory note to the Company or otherwise, or is deemed to be obligated to restore pursuant to the penultimate sentence in each of Regulations Sections 1.704-2(g)(1)(ii) and 1.704-2(i)(5); and
(b) debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4); 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
This definition of Adjusted Capital Account Balance is intended to comply with Section 1.704-1(b)(2) of the Regulations and shall be interpreted consistent with such Regulations.
“Adjusted Capital Account Deficit” means a deficit in the Adjusted Capital Account Balance.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls or is Controlled by or is under common Control with such Person; but, the Company and its Subsidiaries shall not be deemed to be Affiliates of a Manager or any of its Affiliates, and a Manager and its Affiliates shall not be deemed to be Affiliates of the Company.
“Agreement” means this Limited Liability Company Agreement, as it may hereafter be amended or modified from time to time.
“Annual Budget” means a yearly budget that includes forecasts of all budgeted revenues, expenses and capital expenditures of the Company and its Subsidiaries, in such form as approved by the Board.

“Assumed Tax Rate” means, with respect to a Fiscal Year, the highest marginal combined federal, provincial, state and local income tax rate applicable to any Member, taking into account the character (e.g. long-term or short-term capital gain or ordinary or tax-exempt) of the applicable income.
“Bankruptcy” or “Bankrupt” means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person’s or of all or any substantial part of such Person’s properties; or (b) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law has been commenced and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 120 days have expired without the appointment having been vacated or stayed, or 120 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.
“Bankruptcy Notice” shall have the meaning set forth in Section 8.4.
“Board” means the Board of Managers of the Company.
“Business” means the property and casualty insurance business, including, without limitation, homeowners’, condominium and cooperative multi-peril and other lines of insurance in any state in the United States (but with respect to the Company and/or its Subsidiaries, initially in the State of Florida) and premium finance related to such insurance.
“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by law to close.
“Call Closing” shall have the meaning set forth in Section 8.5.4.
“Call Closing Date” shall have the meaning set forth in Section 8.5.4.
“Call Option Notice” shall have the meaning set forth in Section 8.5.1.
“Call Right” shall have the meaning set forth in Section 8.5.1.
“Call Units” shall have the meaning set forth in Section 8.5.1.
“Capital Account(s)” shall have the meaning set forth in Section 3.6.1.

“Capital Contribution” means, when used with respect to any Member, except as otherwise provided herein, the aggregate amount of capital contributed, or deemed contributed, to the Company by such Member on a date or a series of related contribution dates, and shall be further designated with respect to each Interest as being an Initial Capital Contribution or Additional Capital Contribution.  The amount of the Capital Contribution shall be the sum of money and the fair market value of any property or services, as determined by the Board as of the date contributed by the Member, net of any liabilities assumed by the Company or subject to the contributed property under Code Section 752 and the Regulations thereunder.
“Capital Event” means (a) a sale of all or substantially all of the assets of the Company or any Affiliate of the Company, or (b) any other transaction that occurs outside of the ordinary course of business of the Company or any Affiliate of the Company and that results in Cash Flow to the Company in excess of 50% of the book value of the assets of the Company.
“Cash Flow” means, for any period or upon Capital Event, as applicable, the Gross Receipts of the Company less Company expenses less any reserves held in the discretion of the Board for other liabilities of the Company or for taxes withheld pursuant to Section 4.7, less any amounts invested by the Company in tangible or intangible assets, plus any Company expenses that did not require the expenditure of cash (such as depreciation or amortization).
“Cash Flow from a Capital Event” means Cash Flow that, as determined by the Board, is (a) attributable to a Capital Event, and (b) not Cash Flow from Liquidation, but, unless approved by the Class B Members, in calculating Cash Flow from a Capital Event the Board shall not reduce Cash Flow by any amounts invested by the Company in assets other than assets related to the Business.
“Cash Flow from Liquidation” means Cash Flow that, as determined by the Board, is attributable to the liquidation of the Company under Article 10.
“Cash Flow from Operations” means Cash Flow that, as determined by the Board, is not (a) Cash Flow from a Capital Event, or (b) Cash Flow from Liquidation.
“Certificate of Formation” shall have the meaning set forth in the Recitals to this Agreement.
“Chairperson” shall have the meaning set forth in Section 6.1.2(j).
“Change of Control” means, with respect to a Class A Member or an Affiliate that Controls such Class A Member, such time as (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of such Class A Member or Controlling Affiliate and its subsidiaries, taken as a whole, to any Competitor; (b) a Competitor, other than any existing equity holder of such Class A Member or Controlling Affiliate as of the Effective Date, becomes (i) the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the total voting power of the voting stock or other equity interests of such Class A Member or Controlling Affiliate on a fully diluted basis, or (ii) becomes the general partner or managing member of any limited partnership or limited liability company that is a Class A Member or Controlling Affiliate, and, in either case, the ownership of such Class A Member or Controlling Affiliate represents a greater percentage of the total voting power of such Class A Member or Controlling Affiliate, on a fully diluted basis, than is held by the existing equity holders of such Class A Member or Controlling Affiliate on such date; or (c) such Class A Member or Controlling Affiliate consolidates with, or merges with or into, any Competitor, or any Competitor consolidates with, or merges with or into, such Class A Member or Controlling Affiliate, in any such event pursuant to a transaction in which any of the outstanding equity interests of such Class A Member or Controlling Affiliate or such Competitor is converted into or exchanged for cash, securities or other property where immediately after such transaction, a Competitor, other than any existing stockholder as of the Effective Date, becomes the ultimate beneficial owner (as defined above) of 20% or more of the voting power of the voting stock of the surviving or transferee Person.

“Claim” shall have the meaning set forth in Section 6.4.2.
“Class A Members” means each Person (a) holding a Class A Unit and (b) admitted to the Company as a Member.
“Class A Units” means a common Unit designated on the date of issuance as a “Class A Unit.”  Class A Units are voting Interests in the Company initially held by Crosswinds and FNHC.
“Class B Members” means each Person (a) holding a Class B Unit and (b) admitted to the Company as a Member.
“Class B Units” means a common Unit designated on the date of issuance as a “Class B Unit.”  Class B Units are non-voting Interests in the Company initially held by TransRe.
“Class B Participation Rights Notice Period” shall have the meaning set forth in Section 7.10.2.
“Class B Participation Rights Offer” shall have the meaning set forth in Section 7.10.1.
“Class C Members” means each Person (a) holding a Class C Unit and (b) admitted to the Company as a Member.
“Class C Units” means a common Unit designated on the date of issuance as a “Class C Unit.”  Class C Units are non-voting Interests in the Company to be issued in conjunction with any Additional Capital Contribution by Crosswinds, FNHC, TransRe or any Additional Member.
“COC Exercising Member” means Crosswinds, with respect to a Change of Control of FNHC, or FNHC, with respect to a Change of Control of Crosswinds, as the case may be.
“COC Selling Member” means Crosswinds and its Affiliates, with respect to a Change of Control of Crosswinds, or FNHC and its Affiliates, with respect to a Change of Control of FNHC, as the case may be.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding provision(s) of succeeding law.
“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Competitor” means any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Exchange Act) that is engaged in the business of providing property and casualty insurance in the United States of America, or any Affiliate of such “person” or “group” that Controls such “person” or “group”; but, the term Competitor shall not include, in the case of FNHC, FNHC and its Subsidiaries or, in the case of Crosswinds, Crosswinds and its Subsidiaries.
“Control” means, with respect to a corporation or limited liability company, the right to exercise, directly or indirectly, more than 35% of the voting rights attributable to the controlled corporation or limited liability company; and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity or the actions of the individual, as the case may be.  The terms “Controlled” and “Controlling” have correlative meanings.
“Conveyance Triggering Event” means (a) the agreement by the Board to cause the sale, conveyance, exchange or assignment by Members, Assignees, the Company or a Subsidiary of the Company, in one transaction or series of related transactions, of 50% or more of the Outstanding Units or the outstanding equity interests of any Subsidiary of the Company to Persons who, prior to such sale, did not own more than 50% of the Outstanding Units or equity interests of such Subsidiary, as applicable; or (b) a public offering, pursuant to a registration statement under the Securities Act, of any Interests of the Company and/or any Subsidiary of the Company.
“Crosswinds” shall have the meaning set forth in the Recitals, and any successor or permitted assign.
“Crosswinds Alternate Transaction” means a transaction consummated within 24 months of the date of this Agreement in which Crosswinds or any of its wholly-owned Affiliates makes a direct equity investment in any insurance company that will engage in the Business in any coastal state of the United States.  For the avoidance of doubt, any indirect investment in a holding company or other vehicle not predominantly engaged in the Business in any coastal state of the United States will not constitute a Crosswinds Alternate Transaction.
“Crosswinds Designees” shall have the meaning set forth in Section 6.1.2(a).
“Crosswinds Participation Acceptance Period” shall have the meaning set forth in Section 9.5.1.
“Crosswinds Participation Notice” shall have the meaning set forth in Section 9.5.1.
“Crosswinds Services Agreement” shall mean any agreement between Crosswinds and/or any of its Affiliates on the one hand and the Company, Monarch National or any other Subsidiary of the Company on the other hand for the provision of asset management services by Crosswinds and/or any of its Affiliates, as any such agreement may be amended or superseded from time to time.

“Culpable Act” means, with respect to any Person, such Person’s bad faith, fraud or willful misconduct in carrying out such Person’s obligations under this Agreement, or such Person’s receipt of a personal benefit in violation or breach of any provision of this Agreement which, in each case, results in a material adverse effect on the Company; provided, however, that a “bad faith” claim by insured parties in connection with claims administration under applicable insurance law without more shall not be deemed a Culpable Act.
“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period; but, if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year or other period bears to such beginning adjusted tax basis; and provided further, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.
“Debt Acceptance Period” shall have the meaning set forth in Section 9.10.
“Debt Notice” shall have the meaning set forth in Section 9.10.
“Disabled” or “Disability” means that an individual is unable to perform substantially all of his duties as a manager, employee or consultant of the Company or any of its Subsidiaries, as the case may be, due to injury, illness, or disability (physical or mental) that either (a) remains in effect for any 90 consecutive days or (b) remains in effect for any combination of 180 days (whether consecutive or not) out of any 360 day period.
“Drag-Along Member” shall have the meaning set forth in Section 8.7.1.
“Drag-Along Purchaser” shall have the meaning set forth in Section 8.7.1.
“Drag-Along Sale” shall have the meaning set forth in Section 8.7.1.
“Drag-Along Seller” shall have the meaning set forth in Section 8.7.1.
“Drag-Along Units” shall have the meaning set forth in Section 8.7.1.
“Drag Notice” shall have the meaning set forth in Section 8.7.2.
“Effective Date” shall have the meaning set forth in the first paragraph of this Agreement.
“Encumbrance” means any lien, order, security interest, contract, easement, covenant, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, disposition, receipt of income, or exercise of any other attribute of ownership.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exercising Member” shall have the meaning set forth in Section 9.7.3.
“Extended Rights Offer” shall have the meaning set forth in Section 7.9.3.
“Extended Rights Period” shall have the meaning set forth in Section 7.9.3.
“Fair Market Value” shall have the meaning set forth in Section 8.8.
“Final Determination” means (a) a final, non-appealable determination by a court of competent jurisdiction, (b) a determination made through binding arbitration or other final alternative dispute resolution process agreed to by the parties to such dispute, or (c) a written admission of a Person specifically stating that such admission shall constitute a Final Determination against such Person for purposes of this Agreement.
“Fiscal Year” means the 12-month period ending December 31 of each calendar year; provided that the first Fiscal Year shall be the period beginning on the Effective Date and ending on December 31, 2015, and the last Fiscal Year shall be the period beginning on January 1 of the calendar year in which the final liquidation and termination of the Company is completed and ending on the date such final liquidation and termination is completed (to the extent any computation or other provision herein provides for an action to be taken on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the first or final Fiscal Year to reflect that such period is less than a full calendar year period).
“FNHC” shall have the meaning set forth in the Recitals.
“FNHC Alternate Transaction” means a transaction consummated within 24 months of the date of this Agreement in which the management team of FNHC or any of its Affiliates either (a) assists a third party in the formation of an insurance company or a holding company for an insurance company or (b) acquires, directly or indirectly, an insurance company, in each such case, which insurance company or insurance holding company will be jointly owned by FNHC or any of its Affiliates or in which FNHC or any of  its Affiliates will receive a profit participation, and that will engage in the Business.
“FNHC Designees” shall have the meaning set forth in Section 6.1.2(a).
“FNHC Participation Acceptance Period” shall have the meaning set forth in Section 9.5.2.
“FNHC Participation Notice” shall have the meaning set forth in Section 9.5.2(a).
“FNHC Services Agreement” shall mean that certain Managing General Agency and Claims Administration Agreement, dated of even date herewith, by and between Monarch National and FedNat Underwriters, Inc., a Florida corporation, as the same may be amended or superseded from time to time.

“Governmental Authority” means any nation, state, territory, province, county, city or other unit or subdivision thereof or any entity, authority, agency, department, board, commission, instrumentality, court or other judicial body authorized on behalf of any of the foregoing to exercise legislative, judicial, regulatory or administrative functions of or pertaining to government, and any governmental or non-governmental self-regulatory organization.
“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:
(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed to by the contributing Member and the Board;
(b) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board, as of the following times: (i) the acquisition of an additional interest in the Company by any Member or Additional Member in exchange for more than a de minimis Capital Contribution or in exchange for services; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); but, adjustments pursuant to Clause (i) and Clause (ii) of this sentence shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;
(c) the Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by the Board; and
(d) The Gross Asset Values of Company assets shall be adjusted to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m).
If the Gross Asset Value of an asset has been determined or adjusted pursuant to Paragraph (a) or Paragraph (b) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.
“Gross Receipts” means all revenues and receipts, calculated on a cash basis, from the Business from all sources but excluding amounts contributed by the Members to the capital of the Company (other than such amounts paid by the Board to reimburse the Company for any operating expenses).
“Indemnified Party” shall have the meaning set forth in Section 6.4.2.

“Independent Designee” shall have the meaning set forth in Section 6.1.2(a).
“Initial Capital Contribution” means the amount of the Capital Contribution made, or deemed made, by a Member at the time of its admission to the Company, as of the Effective Date or as of the date of their admission as an Additional Member, as the case may be.
“Interest” or “Interests” means the entire interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits associated with such interest and the Capital Account to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.
“Manager” means each Person designated as a Manager of the Company as provided in Section 6.1.
“Member Approval” means the approval by or consent of the Members holding voting Interests.
“Members” shall have the meaning set forth in the first paragraph of this Agreement.
“Minimum Control Threshold Amount” means (a) with respect to Crosswinds and its Affiliates, an Ownership Percentage (in the aggregate) of at least 10%, and (b) with respect to FNHC and its Affiliates, an Ownership Percentage (in the aggregate) of at least 10%.
“Monarch National” means Monarch National Insurance Company, a Florida corporation and Subsidiary of Monarch National Holdings.
“Monarch National Holdings” means Monarch National Holding Company, a Florida corporation and Subsidiary of the Company.
“Net Profit” or “Net Loss” means for each Fiscal Year or other relevant period, an amount equal to the Company’s taxable income or taxable loss for such Fiscal Year or period as determined under Section 703(a) of the Code, and Regulations Section 1.703-1, but with the following adjustments:
(a) Any tax-exempt income, as described in Section 705(a)(1)(B) of the Code, realized by the Company during such Fiscal Year shall be added to such taxable income or taxable loss;
(b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code for such Fiscal Year or treated as being so described in Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in this subsection shall be subtracted from such taxable income or taxable loss;
(c) In the event the Gross Asset Value of any Company asset is adjusted in accordance with Paragraph (b) or Paragraph (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Losses;

(d) Gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;
(e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of “Depreciation;” and
(f) Any item of income, gain, loss or deduction that is required to be allocated to a Member under Section 4.4 or Section Error! Reference source not found. shall not be taken into account in computing such taxable income or taxable loss.
This definition is intended to comply with the Regulations and any and all other items which must be included in Net Profit or Net Loss in order for this Agreement to comply with said Regulations shall be included in such concept.  Notwithstanding any other provision of this definition, any items of income, gain, deduction, loss or credit that are specially allocated shall not be taken into account in computing Net Profit or Net Loss.  The intent of this definition is that no reference to Net Profit or Net Loss include such specially allocated items.
“Notice Date” shall have the meaning set forth in Section 8.8.
“Offered Debt” shall have the meaning set forth in Section 9.10.
“Officer” shall have the meaning set forth in Section 6.2.4(b).
“Outstanding Units” means, with respect to a specified date, the total number of issued and outstanding Units.
“Ownership Percentage” means, as of a particular time for a Member and its Affiliates, the amount, expressed as a percentage, obtained by dividing (a) the aggregate number of Units owned by such Member and each of its Affiliates at such time, by (b) the Outstanding Units at such time.
“Participation Rights Notice Period” shall have the meaning set forth in Section 7.9.2.
“Participation Rights Offer” shall have the meaning set forth in Section 7.9.1.
“Permitted Transfer” means, with respect to each Person bound by the terms of this Agreement, the Transfer of Interests to a Person that is an Affiliate of such Person; but in the event any such Affiliate ceases to be an Affiliate of the transferring Member due to such Member’s Transfer of its direct or indirect interest in such Affiliate, such transferring Member shall cause such Affiliate to transfer to such Member or another Affiliate of such Member all Interests owned by such Affiliate immediately prior to the time such Affiliate would cease to be an Affiliate of such Member, provided, further, that if such transfer of Interests does not occur prior to such disposition of such interest in such Affiliate, such disposition shall be deemed a Transfer that is subject to all of the restrictions as set forth in Article 8.

“Person” means any individual, partnership, corporation, firm, limited liability company, trust or other legal entity.
“Preliminary FNHC Participation Notice” shall have the meaning set forth in Section 9.5.2(a).
“Proceeding” shall have the meaning set forth in Section 6.4.2.
“Proposed Purchaser” shall have the meaning set forth in Section 8.6.1.
“Proposed Sale” shall have the meaning set forth in Section 8.6.1.
“Pro Rata Basis” means, at any specified time for a specific Member, that portion of the Interest that is available for purchase determined by taking such Member’s Units held at such time, and dividing it by the total Units held by such Member and all other Members at such time.
“Purchase Price” shall have the meaning set forth in Section 8.5.2.
“Purchaser” shall have the meaning set forth in Section 8.8.
“Qualifying ROFO Offer” shall have the meaning set forth in Section 9.4.
“Regulations” means the United States Department of Treasury Regulations (including temporary Regulations) promulgated under the Code, as such regulations may be amended, modified or supplemented from time to time.
“Released Party” shall have the meaning set forth in Section 6.4.1.
“Representative(s)” shall have the meaning set forth in Section 12.14.
“ROFO Acceptance Period” shall have the meaning Section 9.4.
“ROFO Notice” shall have the meaning set forth in Section 9.4.
“ROFO Option Period” shall have the meaning set forth in Section 9.4.
“ROFO Price” shall have the meaning set forth in Section 9.4.
“ROFO Transaction” shall have the meaning set forth in Section 9.4.
“Sale Notice” shall have the meaning set forth in Section 8.6.1.
“Sale Request” shall have the meaning set forth in Section 8.6.1.

“Securities Act” shall have the meaning set forth on the cover page to this Agreement.
“Seller” shall have the meaning set forth in Section 8.8.
“Selling Member(s)” shall have the meaning set forth in Section 9.6.1.
“Subsidiary” means, with respect to a specified Person, any Person in which, at the time of the applicable determination, such specified Person has, directly or indirectly, a 50% or greater ownership interest or any Person with respect to which such specified Person possesses (through one or more intermediaries) the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; but in no event shall the Company or any of its Subsidiaries be deemed to be a Subsidiary of the Members.
“Supermajority of Managers” means the approval of at least five Managers.
“Tax” means all U.S. federal, state, local or foreign taxes of any kind, including all interest, penalties and additions to tax imposed thereon.
“Tax Liability Amount” means, with respect to any Member, for any given Fiscal Year, an amount equal to (a) the Assumed Tax Rate multiplied by (i) the taxable income and gain allocated to such Member for such Fiscal Year (as shown on the applicable Internal Revenue Service Form 1065 Schedule K-1 filed by the Company), excluding partner-level taxable income adjustments made under Code Section 743(b), minus (ii) the cumulative losses that have been allocated to such Member to the extent such losses have not previously reduced taxable income and gain pursuant to this provision, minus (b) the sum of (x) such Member’s pro rata share of any creditable foreign taxes imposed on and paid by the Company to a non-U.S. governmental authority, and (y) the amount, if any, of taxes withheld by the Company pursuant to Section 4.7 with respect to such Member.
“Tax Matters Partner” shall have the meaning set forth in Section 5.5.
“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax and the agency (if any) charged with the collection of such Tax for such Governmental Authority.
“Third Party Offer” shall have the meaning set forth in Section 9.4.
“Transfer” means, with respect to a specified Interest, any transfer, sale, pledge, hypothecation, Encumbrance, disposal or assignment of all or any portion of such Interest, whether voluntarily, by merger or consolidation or by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment, and whether effected during the transferring Member’s existence.
“Transferor” shall have the meaning set forth in Section 8.6.1.
“TransRe” shall have the meaning set forth in the Recitals, and includes any successor or permitted assign.

“TransRe Redemption Date” shall have the meaning set forth in Section 9.7.6.
“TransRe Redemption Notice” shall have the meaning set forth in Section 9.7.6.
“TransRe Redemption Price” shall have the meaning set forth in Section 9.7.5.
“TransRe Sale Offer” shall have the meaning set forth in Section 9.7.1.
“TransRe Sale Price” shall have the meaning set forth in Section 9.7.2.
“TransRe Redemption Request” shall have the meaning set forth in Section 9.7.5.
“TransRe Sale Request” shall have the meaning set forth in Section 9.7.3.
“Unit” means the units into which the Interests in the Company have been divided and assigned to a Member in accordance with Section 3.1 and shall include all types and classes of Units.
“Unrecovered Capital” means, at any time, with respect to the Units held by a Member, (a) the aggregate Capital Contributions of such Member with respect to such Units; plus (b) the Unrecovered Capital Accrual; minus (c) cumulative distributions to such Member pursuant to Section 4.6.
“Unrecovered Capital Accrual” means, at any time, with respect to Units held by a Member the cumulative amount then accrued (commencing on the Effective Date) at a rate per annum equal to 6.00%, compounded annually, on (a) the aggregate Capital Contributions of such Member with respect to such Units less (b) distributions to such Member pursuant to Section 4.6.
“Withholding Advances” shall have the meaning set forth in Section 4.7.1.
Section 1.2 Terms Generally.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a) all pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or entity may require;
(b) the terms defined in this Article  (or elsewhere herein) include both the plural and the singular;
(c) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Schedule, Exhibit or other subdivision;
(d) the reference in this Agreement to a Section, Exhibit, Schedule or Article  shall refer to a Section, Article or Schedule of, or an Exhibit to, this Agreement unless otherwise clearly indicated to the contrary; and

(e) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation.”
Section 1.3 Other Definitions.  In addition to the terms defined in Section 1.1, other terms will have the definitions provided elsewhere in this Agreement.
ARTICLE 2
FORMATION; OPERATING GUIDELINES
Section 2.1 Formation of Company.  On September 10, 2014, the Company was formed as a Delaware limited liability company by the filing with and issuance of the Certificate of Formation by the Secretary of State of the State of Delaware in accordance with the provisions of the Act.  The Members hereby agree to execute and file any required documents with the Secretary of State of the State of Delaware and shall do all other acts requisite for the constitution of the Company as a limited liability company pursuant to the Act or any other applicable law.  The rights and obligations of the Members shall be governed by this Agreement and by the Act.  If there is a conflict between the provisions of this Agreement and the Act, the provisions of the Act shall control (it being understood, however, that if the Act provides for a particular rule but allows the members of a limited liability company to provide to the contrary in their limited liability company agreement, and if the parties hereto have so provided hereunder, then such provisions shall not be deemed to constitute a conflict for purposes of the foregoing).
Section 2.2 Company Name.  The business of the Company shall be conducted under the name of “Monarch Delaware Holdings LLC” and under such name or such assumed names as the Board deems necessary or appropriate to comply with the requirements of any other jurisdiction in which the Company may be required to qualify.  The Board is authorized to change the Company name at any time upon the approval of a Supermajority of Managers and without the consent of the Members.
Section 2.3 Term.  The term of the Company commenced as of the date of formation and shall continue in full force and effect until the dissolution, winding up and termination of the Company in accordance with Article 10.
Section 2.4 Scope of Members’ Authority.  Except as otherwise expressly and specifically provided in this Agreement, no Member solely by virtue of its status as a Member shall have any authority to bind, to act for, to sign for or to assume any obligation or responsibility on behalf of the Company.
Section 2.5 Registered Office and Agent.  The Company’s registered agent in Delaware is The Corporation Trust Company, having an address of Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.  The Company may change its registered agent to such person as may at any time or from time to time be determined by the Board.

Section 2.6 Outside Activities.  Except as set forth in Section 9.5, this Agreement shall not be deemed to restrict in any way the rights of any Member or Manager, or any director, officer, shareholder, member, manager, partner or Affiliate of any Member or Manager, to engage in, or to conduct any other trade, business or activity, independently or with others, including, without limitation, the ownership, operation and management of other ventures engaged in the Business or an activity related thereto, whether or not any such activity, trade or business is adverse to, competes with, is complementary with, or is enhanced by, the business of the Company or the other Members, and neither the Company nor the other Members shall have any rights in or to any such trade, business or activity or the income or profits derived therefrom.  Except as set forth in Section 9.5, neither the Company, nor any Member or any other Person shall have any rights by virtue of this Agreement or the limited liability company relationship established hereby in any business ventures of any other Person, and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Company, any Member, or any other Person, even if such opportunity is of a character which, if presented to the Company, such Member or such other Person, could be taken by the Company, such Member or such Person.
Section 2.7 Principal Office.  The principal office of the Company shall be at the executive offices of FNHC or such other location as the Board may select.  The Company may change its place of business to such location as may at any time or from time to time be determined by the Board.  The mailing address of the Company shall be 14050 N.W. 14th Street, Suite  180, Sunrise, Florida  33323, or such other address as may be selected from time to time by the Board.  The Board may change the Company’s mailing address to such location at any time.
Section 2.8 Purpose.  The purpose and character of the business of the Company is to transact any or all lawful business for which limited liability companies may be formed under the Act.
ARTICLE 3
CAPITAL CONTRIBUTIONS
Section 3.1 Authorization and Issuance of Interests.
3.1.1 The Company shall be authorized to issue three classes of Units as follows:
Class of Units	Number of Units Authorized

Class A Units	280

Class B Units	500

Class C Units	2,000
3.1.2 The holders of each class of Units shall be entitled to the rights and subject to the obligations ascribed to such class by this Agreement.  Any holder of a class of Units who is admitted as a Member, shall be referred to as a Member of such class of Units (e.g., a holder of Class A Units who is admitted as a Member shall be referred to as a Class A Member).  Any holder of more than one class of Units shall have the separate rights and obligations under this Agreement with respect to each class of Unit held by such Member.  For example, a holder of Class A Units and Class B Units shall be referred to and shall be treated separately in its separate capacities as both a Class A Member and a Class B Member.

Section 3.2 Capital Contributions of the Members.
3.2.1 Initial Capital Contributions.  Each of the Members admitted to the Company as of the Effective Date shall have contributed such Member’s Initial Capital Contribution as set forth on Schedule 1 attached hereto and hereby made a part of this Agreement.  Upon making its Initial Capital Contribution, each Member shall receive the number of Units set forth opposite the name of such Member on Schedule 1 attached hereto, as adjusted from time to time pursuant to the terms of this Agreement.
3.2.2 No Additional Member Funding Required; Additional Members; Additional Capital Contributions.
(a) No Additional Capital Contributions shall be made by the Members, and no additional Members shall be admitted to the Company, without the approval of a Supermajority of Managers.
(b) Subject to Section 3.2.2(a), the Board may authorize, in accordance with the terms of this Agreement, the admission of Persons other than Crosswinds, FNHC and TransRe as Members (each, an “Additional Member”), and may request Additional Capital Contributions from the Members.
(c) The Board shall make a request for Additional Capital Contributions in accordance with the provisions of Section 7.9 and/or Section 7.10, as applicable.
(d) The Members agree that the failure of a Member to consent to make an Additional Capital Contribution, a Member’s decision to make an Additional Capital Contribution on less than a full Pro Rata Basis, or the failure of a Member to deliver the amount of an Additional Capital Contribution by or on the Contribution Date (i) will not prohibit the Company from receiving Additional Capital Contributions that are approved by the Board or from issuing new Interests in respect thereof, and (ii) in the event that the Company determines to issue new Interests in respect of such Additional Capital Contributions, the Interest of the Member failing to give consent or contribute shall be appropriately diluted by the issuance of such new Interests.  The Company may issue Class C Units or Class B Units to Persons who are not Members subject to Section 7.9 and Section 7.10, as applicable, and if the Company issues Class C Units or Class B Units to Members (including Crosswinds, FNHC, TransRe and Additional Members) it shall do so only in connection with any Additional Capital Contributions.
Section 3.3 Company Capital.
3.3.1 No Member shall be paid interest on any Capital Contribution.

3.3.2 No Member shall have the right to resign or withdraw all or any part of its Capital Contributions or to demand to receive any return on any portion of its Capital Contributions, except as may be otherwise specifically provided in this Agreement.
3.3.3 Under circumstances involving a return of any Capital Contribution, no Member shall have the right to receive property other than cash, except as specifically provided herein.
3.3.4 Except as otherwise expressly provided in this Agreement, no Member shall have any priority over any other Member as to the return of its Capital Contributions.
Section 3.4 Liability of Members.
3.4.1 No Member shall, by virtue of executing this Agreement, be responsible or liable for any indebtedness, contracts, or obligations of the Company or any other Member incurred or arising either before or after the Effective Date, except to the extent provided in the Act or as to those responsibilities, liabilities, indebtedness, or obligations expressly assumed by the Member in writing as of the Effective Date or after the Effective Date pursuant to and as limited by the terms of this Agreement.  Each Member covenants and agrees that it will comply in all respects with any contract or agreement approved by the Board as permitted under this Agreement.
3.4.2 No Member shall have any liability or obligation to the Company or to the other Members (a) to make Additional Capital Contributions to the Company (except as set forth in Section 3.2.2), (b) to make any loans to the Company, (c) to endorse or guarantee the payment of any loan to the Company, or (d) otherwise to make any payment to or on behalf of the Company, except as expressly set forth in this Agreement.
3.4.3 The Company shall not be liable for the return of all or any portion of the Capital Contributions of any Member.
Section 3.5 Loans by Members or Affiliates.  Any Member or any Affiliate of a Member may (but shall not be obligated to) at any time, upon obtaining the consent of the Board, loan money pursuant to commercially reasonable terms and conditions to the Company, which loan shall be treated the same as if coming from a third party and the making of such loan shall not affect the Ownership Percentage of any Member.  If any Member or an Affiliate of any Member lends funds to the Company, such Member or such Affiliate shall be entitled to receive interest on such loan, at a reasonable interest rate to be agreed upon by such Member or such Affiliate and the Board.

Section 3.6. Capital Accounts
3.6.1 Separate “Capital Accounts” shall be maintained for each Member in the manner required by Section 1.704-1(b)(2)(iv) of the Regulations.  To the extent consistent therewith, each Member’s Capital Account shall be equal to the sum of the following:
(a) the amount of any cash and the fair market value of any property (as determined as of the date of contribution by the Board) that the Member contributes to the Company (net of liabilities securing the property that the Company is considered to assume or take subject to under Section 752 of the Code); plus
(b) the aggregate Net Profit and items in the nature of income or gain allocated to the Member under Article 4 of this Agreement or other positive adjustment required by the Regulations; minus
(c) the amount of any cash and the fair market value of any property (as determined by the Board taking into consideration the most recent third-party valuation of the Company’s assets) distributed to the Member (net of liabilities securing the property that the Member is considered to assume or take subject to under Section 752 of the Code), as of the date of distribution; and minus
(d) the aggregate Net Loss and items in the nature of deduction or losses allocated to the Member under Article 4 of this Agreement or other negative adjustment required by the Regulations.
3.6.2 The Capital Accounts of the Members shall be adjusted to reflect a revaluation of Company property (as established by the Board) in the manner set forth in Section 1.704-1(b)(2)(iv)(f) of the Regulations as of the following times:  (a) the issuance of an Interest by the Company to a Member; (b) the acquisition of an additional Interest by any Member or Additional Member in exchange for more than a de minimis Capital Contribution; (c) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for the redemption of an Interest in the Company; (d) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); or (e) any other time determined by the Board in a manner consistent with Regulations Section 1.704-1(b)(2)(iv)(f); but, adjustments pursuant to clauses (a), (b) and (d) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members of the Company.
3.6.3 If, pursuant to Sections 1.704-1(b)(2)(iv)(d) or 1.704-1(b)(2)(iv)(f) of the Regulations, Company property is reflected on the books of the Company at a book value that differs from the adjusted tax basis of such property, the Members’ Capital Accounts shall be adjusted in accordance with Section 1.704-1(b)(2)(iv)(g) of the Regulations for allocations of depreciation, and of gain or loss as computed for book purposes, with respect to such property.
3.6.4 In accordance with Section 1.704-1(b)(2)(iv)(d) of the Regulations, if the Company distributes property in kind to Members, the Capital Accounts will be adjusted first to reflect the manner in which any unrealized gain or loss inherent in the property would have been allocated among the Members as if the property had been sold instead for fair market value (as determined as of the date of distribution by the Board pursuant to the most recent third party valuation of the Company’s assets) to the extent not already reflected.

3.6.5 Upon the Transfer of an Interest in the Company after the Effective Date, the Capital Account of the transferor Member that is attributable to the transferred Interest will be carried over to the transferee Member.
3.6.6 The Capital Accounts shall be adjusted as required by Section 1.704‑1(b)(2)(iv)(m) of the Regulations upon an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b).
3.6.7 The foregoing provisions of Section 3.6 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations.  In the event the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or the Members), are computed in order to comply with such Regulations, the Board may make such modification.
Section 3.7 Limitation on Issuance of New Interests.
Section 3.8 The Company shall neither (a) issue new Interests nor (b) authorize any Subsidiary of the Company to issue equity interests, in either case, with privileges, preference, duties, liabilities, obligations or rights greater than those of the Class B Units without the prior written consent of the Class B Members. The Company shall not authorize any Subsidiary of the Company to enter into any recapitalization or other change in the capital structure of the Subsidiary that results in equity interests of such Subsidiary with privileges, preference, duties, liabilities, obligations or rights greater than those of the Class B Units without the prior written consent of the Class B Members.
ARTICLE 4
ALLOCATIONS AND DISTRIBUTIONS
Section 4.1 Allocations of Net Profits and Net Losses.  For each Fiscal Year of the Company, after adjusting each Member’s Capital Account for all special allocations pursuant to Section 4.4 with respect to such Fiscal Year, all Net Profits and Net Losses (other than Net Profits and Net Losses specially allocated pursuant to Section 4.4) shall be allocated to the Members’ Capital Accounts in a manner such that, as of the end of such Fiscal Year, the Capital Account of each Member (which may be either a positive or negative balance) shall be equal to (a) the amount which would be distributed to such Member, determined as if the Company were to sell all of its assets for the Gross Asset Value thereof, pay all liabilities allocable to such assets according to their terms (limited, with respect to each nonrecourse liability, to the Gross Asset Value of the assets securing such liability) and distribute the proceeds thereof pursuant to Section 10.5, minus (b) the sum of (i) such Member’s share of Company Minimum Gain (as determined according to Section 1.704-2(d) and (g)(3) of the Regulations) and Member Nonrecourse Debt Minimum Gain (as determined according to Section 1.704-2(i) of the Regulations) and (ii) the amount, if any, which such Member is obligated to contribute to the capital of the Company as of the last day of such Fiscal Year.

Section 4.2 Loss Limitation.  Notwithstanding anything to the contrary in Section 4.1, the amount of items of Company expense and loss allocated pursuant to Section 4.1 to any Member shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any taxable year. All such items in excess of the limitation set forth in this Section 4.2 shall be allocated first to Members who would not have an Adjusted Capital Account Deficit, pro rata in proportion to their Capital Account balances as adjusted in accordance with the definition of Adjusted Capital Account Deficit.
Section 4.3 Tax Allocations.  Except as provided in Section 4.5, for income tax purposes, Company income, gain, loss, deduction or credit (or any item thereof) for each Fiscal Year shall be allocated to and among the Members in order to reflect the allocations made pursuant to the provisions of this Article 4 for such Fiscal Year (other than allocations of items that are not deductible or are excluded from taxable income).
Section 4.4 Special Allocations.  Prior to any allocation of Net Profit or Net Loss pursuant to Section 4.1, the following special allocations shall be made in the following order:
4.4.1 Minimum Gain Chargeback.  To the extent required by Section 1.704-2(f) of the Regulations, if there is a net decrease in “partnership minimum gain” (within the meaning of Section 1.704-2(b)(2) of the Regulations) in a Fiscal Year, then each Member will be allocated items of income and gain that Fiscal Year, before any other allocation of Net Profit or Net Loss, equal to that Member’s share of the net decrease in partnership minimum gain.
4.4.2 Member Minimum Gain Chargeback.  If a Member suffers a net decrease in “partner nonrecourse debt minimum gain” (within the meaning of Section 1.704-2(i)(4) of the Regulations) in any Fiscal Year, then that Member will be allocated items of income and gain to the extent required by Section 1.704-2(i)(4) of the Regulations.
4.4.3 Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), Sections 1.704-1(b)(2)(ii)(d)(5) or Sections 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 4.4.3 shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article  have been tentatively made as if this Section 4.4.3 were not in the Agreement.

  4.4.4 Nonrecourse Deductions.  If there are any “nonrecourse deductions” (within the meaning of Sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations) in a Fiscal Year, then such deductions shall be allocated to the Members pro rata in proportion to their relative aggregate Capital Contributions.
4.4.5 Member Nonrecourse Deductions.  If there are any “partner nonrecourse deductions” (within the meaning of Section 1.704-2(i)(1) of the Regulations) in a Fiscal Year, then such deductions will be allocated to the Member who bears the economic risk of loss for the “partner nonrecourse liability” (within the meaning of Section 1.704-2(b)(4) of the Regulations) to which the deductions are attributable.
Section 4.5 704(c) Allocations.  Notwithstanding any other provision of this Agreement to the contrary, any gain or loss and any depreciation and cost recovery deductions recognized by the Company for income tax purposes in any Fiscal Year with respect to all or any part of the Company’s property that is required or permitted to be allocated among the Members in accordance with Section 704(c) of the Code and any Regulations promulgated thereunder so as to take into account the variation, if any, between the adjusted tax basis of such property and the initial fair market value of such property at the time of its contribution to the Company shall be allocated to the Members for income tax purposes pursuant to the “traditional method” as defined in Section 1.704-3(b) of the Regulations.  If and when the Capital Accounts of the Members are required to be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(f) or (g) of the Regulations with respect to a revaluation of any asset of the Company, then subsequent allocations of income, gain, loss, and deduction, including depreciation or deductions for cost recovery with respect to such asset, shall take into account any variation between the then existing adjusted basis of such asset for federal income tax purposes and the agreed value of such asset, as such computations may be required under Sections 704(b) and 704(c) of the Code and Regulation Section 1.704-1(b)(4)(i).  Any elections or other decisions relating to such allocations shall be made by the Board in its sole and absolute discretion.
Section 4.6 Distributions.  Except as otherwise provided in Section 10.1.3 (regarding Cash Flow from Liquidation), Cash Flow from Operations and Cash Flow from a Capital Event shall be distributed at such times and in such amounts as set forth in this Section 4.6.
4.6.1 Cash Flow from Operations.  Cash Flow from Operations will only be distributed to the Members with Board approval, in which case such distributions will be made to the Members pari passu in accordance with their respective Ownership Percentages at the time of the distribution.
4.6.2 Cash Flow from a Capital Event.  Cash Flow from a Capital Event will be distributed to the Members within five days of the receipt of the cash and proceeds from such Capital Event in the following order and priority:
(a) First, to the Class B Members until each Class B Member receives an amount equal to its Unrecovered Capital corresponding to its Class B Units;

(b) Second, pari passu, to the Class A Members until each Class A Member receives an amount equal to its Unrecovered Capital corresponding to its Class A Units;
(c) Third, pari passu, to the Class C Members, if any, until each receives an amount equal to its Unrecovered Capital corresponding to its Class C Units;
(d) Fourth, pari passu, to the Class A Members until each Class A Member receives an amount equal to 10% of the Cash Flow from a Capital Event remaining after all distributions pursuant to subsections (a), (b) and (c) of this Section 4.6.2; and
(e) Fifth, the balance, to the Members pari passu in accordance with their respective Ownership Percentages at the time of the distribution.
Section 4.7 Tax Withholding.
4.7.1 Withholding Advances.  If the Company withholds or incurs any obligation to pay to any Taxing Authority any amount in respect of any Tax  imposed on allocation or distributions made to any Member or former Member (“Withholding Advances”), any Withholding Advances so required to be withheld or paid by the Company with respect to such Person shall be treated for all purposes of this Agreement as if such amounts had been distributed to such Person pursuant to Section 4.6 at the time of such Withholding Advance, and the Board shall cause the Company to give prompt written notice to such Person of the date and amount of such deemed distribution.  Any Withholding Advances shall be withheld at the maximum applicable statutory rate under the applicable tax law unless the Board shall have received an opinion of counsel or other evidence, satisfactory to the Board in its sole and absolute discretion, to the effect that a lower rate is applicable or that no withholding is applicable.
4.7.2 Repayment of Withholding. Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member that is not used to offset the amount of a distribution to that Member shall:
(a) be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member shall not constitute a Capital Contribution, but shall credit the Member’s Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account); or
(b) with the consent of the Board, be repaid by reducing the amount of the next succeeding distribution or distributions to be made to such Member (which reduction amount shall be deemed to have been distributed to the Member, but which shall not further reduce the Member’s Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account).

4.7.3 Indemnification.  Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to Taxes, interest or penalties which may be asserted by reason of the Company’s failure to deduct and withhold Tax on amounts distributable or allocable to such Member. The provisions of this Section 4.7.3 and the obligations of a Member pursuant to Section 4.7.2 shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or transfer of all or a portion of its Units. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 4.7.3, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.
4.7.4 Overwithholding.  Neither the Company, the Board, the Managers nor the members of any committee established by the Board shall be liable for any excess Taxes withheld in respect of any distribution or allocation of income or gain to a Member. In the event of an overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority. Notwithstanding the foregoing, nothing in this Section 4.7.4 shall prevent the Board from making such correction to any overwithholding as deemed appropriate in its sole discretion.
Section 4.8 Tax Distributions.  Notwithstanding the foregoing provisions of Article 4 and subject to Section 4.9, to the extent such funds are legally available for distribution the total distributions to a Member for each Fiscal Year (and the 90-day period following such Fiscal Year) shall not be less than such Member’s Tax Liability Amount, and such distributions will be made on a quarterly basis.  Any amount distributed pursuant to this Section 4.8 shall be treated as an advance against future distributions, and to the extent that such minimum distributions requirement increases the amount of distributions beyond the amount to which a Member would be entitled in the absence thereof, the excess portion shall be considered a prepayment of future distributions allocable to such Member; provided that adjustments to any such future distributions to that Member shall not decrease such Member’s aggregate distributions below an amount necessary to meet the Tax Liability Amount for such Member for subsequent Fiscal Years.
Section 4.9 Prohibited Distributions.  Notwithstanding anything to the contrary in this Agreement, no distribution shall be made to any Member if, and to the extent that, such distribution would not be permitted under the Act or other applicable law.

ARTICLE 5
ADMINISTRATIVE PROVISIONS; REPORTS
Section 5.1 Books of Account.  At all times during the continuance of the Company, the Board shall keep or cause to be kept true and complete books of account in which shall be entered fully and accurately each transaction of the Company.  Such books shall be kept on the basis of the Fiscal Year in accordance with the accrual method of accounting, except to the extent prohibited or modified by the Regulations.
Section 5.2 Availability of Books of Account.
5.2.1 All of the books of account referred to in Section 5.1, together with an executed copy of this Agreement and the Certificate of Formation, and any amendments thereto, shall at all times be maintained at the principal office of the Company, and upon reasonable notice to the Board, shall, subject to Section 12.14, be open to the inspection, examination and, solely to the extent necessary to comply with a Member’s public reporting obligations, duplication by the Members or their representatives during reasonable business hours.
5.2.2 Notwithstanding the foregoing, the Members acknowledge and agree that they have no other right to inspect or examine or request to inspect or examine any other documents or information and that, to the extent that such inspection or examination is not reasonably necessary for the Member’s public reporting obligations, the Board may limit the inspection and examination of the Company’s books and records if a Member may be engaged in a competitive enterprise, in which event the Board will make such books and records available to a third party licensed attorney or certified public accountant after execution of a non-disclosure agreement reasonably acceptable to the Board.
Section 5.3 Bank Accounts.  All funds of the Company shall be deposited in its name in an account or accounts maintained with a financial institution selected by the Board in its sole and absolute discretion.
Section 5.4 Tax Elections.  The Company shall to the extent permissible under applicable law elect to be treated as a “partnership” for state and federal income tax purposes.  Except as provided in the immediately preceding sentence, any and all federal, state or local tax elections and decisions for the Company shall be made by the Board in its sole and absolute discretion.
Section 5.5 Designation of Tax Matters Partner.  Pursuant to Section 6231(a)(7)(A) of the Code, the Members hereby designate Crosswinds as the Company’s “Tax Matters Partner”, who shall serve as such at the expense of the Company with all powers and authority granted to a Tax Matters Partner under the Code.  Each Member shall give prompt notice to the Company of any and all notices it receives from the Internal Revenue Service concerning the Company, including any notice of audit and any notice of a deficiency in tax concerning the Company’s federal income tax return.
Section 5.6 Independent Accountant.  The Company’s independent accountant shall at all times be an independent certified public accounting firm selected by the Board with experience in accounting and auditing limited liability companies engaged in similar business to that of the Company.  Crosswinds shall, at the expense of the Company, manage the accounting matters of the Company.

Section 5.7 Cooperation Regarding Public Reporting Obligations.  Each of FNHC, Crosswinds and TransRe agrees that, to the extent that any of them is obligated under applicable law to make public disclosure of the Company’s financial results or any material aspect of the Company’s business and operations, it will provide a copy of such disclosure to the other Members as soon as reasonably practicable prior to the filing thereof.  Although each of FNHC, Crosswinds and TransRe acknowledges and agrees that each party’s reporting obligations are its alone, each agrees to use reasonable efforts to ensure that all descriptions of the Company’s results, business and operations are consistent to the extent possible under applicable law.  Any copies of reports provided pursuant to this Section are confidential and shall be maintained as such in accordance with Section 12.14 hereof.
ARTICLE 6
MANAGEMENT OF THE COMPANY
Section 6.1 Management of the Company.
6.1.1 Management of the Company by Board.  Subject to the provisions of this Agreement, the Business, property and affairs of the Company shall be managed and all powers of the Company shall be exercised by or under the direction of the Board.
6.1.2 Designation of Managers.
(a) Number and Election of Managers.  The number of Managers constituting the Board shall be fixed at six for the six month period following the Effective Date.  The Board initially shall consist of three natural Persons appointed by Crosswinds (the “Crosswinds Designees”), and three natural Persons appointed by FNHC (the “FNHC Designees”).  No later than six months from the Effective Date, Crosswinds and FNHC will agree upon one natural Person who is not a director or officer of Crosswinds or FNHC or their Affiliates, and who has not acted in such capacity within the prior five years, to act as the seventh Manager (the “Independent Designee”).  The Members hereby agree that the initial Board will consist of Colin King, Robert Wolf, and Charles S. Duncker, who will act as the Crosswinds Designees; and Michael H. Braun, Peter J. Prygelski, III, and Jenifer Kimbrough, who will act as the FNHC Designees.  Crosswinds and FNHC shall each retain the right to appoint the number of Manager designees set forth in this Section 6.1.2(a), subject to the termination of such rights set forth in Section 6.1.2(b).  The initial term for each Manager shall be for two years beginning on the Effective Date (and beginning on the date of appointment for the Independent Designee), and the Managers shall continue to be elected to two-year terms thereafter; but, in the event Crosswinds and FNHC cannot agree on a new Independent Designee at the end of an Independent Designee’s term, then such Independent Designee’s term on the Board will be extended for a further two years.  Each Manager shall serve until the earlier of (i) the appointment of such Manager’s successor in accordance with the terms of this Agreement, (ii) the removal of such Manager in accordance with the terms of this Agreement, (iii) such Manager’s resignation, and (iv) such Manager’s death or Disability.  A Manager may, but need not be, a Member.

(b) Loss of Designation Right.  Each of Crosswinds’ and FNHC’s right to designate, appoint and remove Manager(s), including the Independent Designee, shall terminate at such time as their Ownership Percentage falls below the Minimum Control Threshold Amount for such Member.  Notwithstanding anything to the contrary in this Agreement, in the event either of Crosswinds’ or FNHC’s Ownership Percentage falls below the Minimum Control Threshold Amount applicable to such Member, then the Managers appointed by the Member whose Ownership Percentage falls below the Minimum Control Threshold Amount applicable to such Member may be removed at such time by the Member still possessing an Ownership Percentage equal to or greater than the Minimum Control Threshold Amount applicable to such Member; and such Member may appoint the successors of such removed Managers.
(c) Resignation.  Any Manager may resign at any time by giving written notice to the Members and the remaining Managers.  The resignation of any Manager shall take effect upon receipt of that notice or at such later time as shall be specified in the notice.  Unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective.  Upon the resignation of any Manager, but subject to Section 6.1.2(b), the Member who appointed such resigning Manager may appoint a successor.  In the event of the Independent Designee’s resignation, Crosswinds and FNHC will mutually agree upon a replacement for the Independent Designee within six months of notice of such resignation; but in the interim, Charles S. Duncker and Jenifer Kimbrough will be deemed appointed as joint Chairpersons without further action required by the Board.
(d) Disability.  A Manager may be removed by the Board upon the determination of the Board of such Manager’s Disability.  The determination of Disability of a Manager is to be made in good faith by the Board, with such determination being binding on the Manager and may be set aside by a court or arbitrator only on a showing of bad faith of the Board by clear and convincing evidence.  Upon the removal of a Manager for Disability, but subject to Section 6.1.2(b), the Member who appointed such Disabled Manager may appoint a successor.  In the event of the Independent Designee’s resignation, Crosswinds and FNHC will mutually agree upon a replacement for the Independent Designee.
(e) Removal.  Subject to Section 6.1.2(b), any Manager may be removed at any time and with or without cause only by the Member who appointed such Manager.  Upon the removal of any Manager, the Member who appointed such removed Manager may appoint a successor.  Crosswinds and FNHC may mutually agree in writing to remove the Independent Designee on the condition that they have first identified a Person to replace the Independent Designee as Manager.
(f) Vacancies.  Upon the vacancy of any Manager for any reason, but subject to Section 6.1.2(b), the Member(s) who appointed the Manager whose position has been vacated may appoint a successor.
(g) Failure to Designate.  In the event any Member entitled to designate a Manager pursuant to this Agreement chooses not to designate a Manager (i) such Manager position(s) shall remain vacant, (ii) notwithstanding anything to the contrary in this Agreement, in the case of Crosswinds, the existing Crosswinds Designee(s) shall have the right to cast votes or grant consents for three Managers even if there are less than three Crosswinds Designees, and in the case of FNHC, the existing FNHC Designee(s) shall have the right to cast votes or grant consents for three Managers even if there are less than three FNHC Designees.

(h) Absence of Controlling Members.  In the event that no Member has an Ownership Percentage meeting the Minimum Control Threshold Amount, the Managers may be selected by the vote of the majority of the Ownership Percentage of the Class A Members.
(i) Member Actions.  Subject to Section 6.1.2(a), each of the Members and the Company shall take all action within their respective power (including having their Interest in the Company represented in person or by proxy at all meetings of the Members, voting their Interest, acting by written consent, and using all reasonable efforts to cause any Manager designated by such Member, if any, not to take any action inconsistent with this Agreement) required to cause the Board at all times to consist of the number of Managers set forth in this Section 6.1.2 and to elect the Crosswinds Designees and the FNHC Designees, if any.
(j) Chairperson of the Board.
(i) Charles S. Duncker and Jenifer Kimbrough will act as joint Chairpersons of the Board of Managers (the “Chairpersons”), until the appointment of the Independent Designee in accordance with Section 6.1.2(a), upon which Charles S. Duncker and Jenifer Kimbrough will be deemed to have resigned as Chairpersons and the Independent Designee will be deemed appointed as Chairperson without further action required by the Board.
(ii) The Chairperson(s) shall preside at all meetings of the Board.
(k) Compensation of Managers.
(i) The Company shall compensate the Independent Designee for such Manager’s service to the Company in such amount as shall be set forth in the Annual Budget. The compensation of the initial Independent Designee shall be agreed upon by Crosswinds and FNHC and shall be ratified at the first meeting of the Managers after the Effective Date.
(ii) Any Manager who is not an executive officer of either Crosswinds or FNHC may be compensated by the Company for such Manager’s service to the Company if and in such amount as the Board so determines.

6.1.3 Meetings of the Board.
(a) Notice and Call of Meetings.  Meetings of the Board may be called by any Manager.  All meetings shall be held upon at least five Business Days written notice, accompanied by the proposed agenda for such meeting (with confirmed receipt).  Notice of a meeting need not be given to any Manager who signs a waiver of notice or a consent to holding the meeting (which waiver or consent need not specify the purpose of the meeting) or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting, except when such Manager attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  All such waivers, consents and approvals shall be filed with the Company records or made a part of the minutes of the meeting.
(b) Place. Meetings of the Board will be held at the offices of FNHC or such other place within or without the State of Delaware that has been designated in the notice of the meeting as may be approved by the Board; and meetings of the Board may be held via teleconference.
(c) Quorum.  The presence of Managers sufficient to approve a matter pursuant to this Agreement constitutes a quorum of the Board for the transaction of business with respect to such matter.  Managers may participate in a meeting through use of conference telephone, electronic video screen communication, or other communications equipment, so long as all Managers participating in such meeting can hear one another.  Participation in a meeting in such manner constitutes a presence in person at such meeting.
(d) First Meeting; Annual Meetings.  As soon as practicable, and in no event later than two weeks following the Effective Date, the Board will hold its first meeting.  Meetings of the Board must be held at least once annually.
6.1.4 Action Without a Meeting.  Any action required or permitted to be taken by the Board may be taken by the Board without a meeting if such number of Managers sufficient to approve such action pursuant to the terms of this Agreement consent thereto in writing.  Such action by written consent shall have the same force and effect as if taken at a meeting of the Board.
6.1.5 Reliance.  The Board (without any Member Approval) is hereby authorized by all Members to designate any Manager to execute and deliver, on behalf of the Company, any and all documents, contracts, certificates, agreements, promissory notes, guarantees, mortgages, deeds, and instruments, and to take any action of any kind and to do anything and everything the Board, in its sole and absolute discretion, deems necessary or appropriate in order to carry out the business of the Company in accordance with the provisions of this Agreement and applicable law.  No Person shall be required to inquire into said authority or discretion of the Board or such Manager to execute and perform any document on behalf of the Company.

Section 6.2 Powers and Duties of the Board.  Notwithstanding anything in the Act to the contrary and except as otherwise specifically set forth in this Agreement, without limiting the generality of Section 6.1.1, the Board (without any Member Approval) shall have the sole and exclusive right, authority, power and discretion to control, direct, manage and administer the business and affairs of the Company and to do all things necessary to carry on the business and purposes of the Company.  The acts of the Board shall bind the Company when carried out within the scope of the Board’s authority and discretion expressly granted hereunder.  The Board shall conduct or cause to be conducted the management of the business and affairs of the Company in accordance with and as limited by this Agreement.
6.2.1 Authority.  Notwithstanding anything in the Act to the contrary and except as otherwise specifically set forth in this Agreement (including Section 6.2.2), without limiting the generality of the foregoing, the Board (without any Member Approval) shall have the following rights and powers, which it may exercise in its sole and absolute discretion and at the risk of the Company, to:
(a) change the name of the Company or any of its Subsidiaries;
(b) administer all matters pertaining to insurance with respect to any asset of the Company or the assets of its Subsidiaries, including maintaining such insurance for the benefit of the Company, any of its Subsidiaries, its Managers, and the Members as it deems necessary;
(c) employ, terminate the employment of, supervise and compensate such Persons, including any and all employees, agents, independent contractors, brokers, attorneys and accountants, for and in connection with the Business as it may deem necessary or desirable;
(d) approve and implement any change, improvements, repairs, alterations or changes or addition to or alteration of any asset of the Company or of its Subsidiaries;
(e) acquire, dispose of, mortgage, pledge, encumber, hypothecate or exchange any or all of the assets of the Company or of any of its Subsidiaries (including any such mortgage, pledge, encumbrance or hypothecation containing the usual and customary security clauses and whether voluntarily, by merger or consolidation or otherwise by operation of law);
(f) use the assets of the Company and its Subsidiaries (including cash on hand) for any purpose and on any terms it sees fit, including repayment of obligations of the Company and its Subsidiaries, and the conduct of additional Company and Subsidiary operations;
(g) negotiate and execute (on any terms it deems desirable) any contracts, conveyances or other instruments that it considers useful or necessary in connection with the conduct of the Company’s operations, the operations of any Subsidiary,  or the implementation of its powers under this Agreement;

(h) keep all books of account and other records of the Company;
(i) make expenditures, incur debt or any other obligations it deems necessary to conduct the activities of the Company and of its Subsidiaries, and to pay all debts and other obligations of the Company and of its Subsidiaries;
(j) prepare (or have prepared) and file, or have filed, all tax returns for and on behalf of the Company (but not the tax returns or other reports of the Members) and of its Subsidiaries, and to pay all taxes, levies, assessments, rents and other impositions applicable to the Company and to any of its Subsidiaries, using its commercially reasonable efforts to pay same before delinquency and prior to the addition thereto of interest or penalties and to undertake when appropriate any action or proceeding seeking to reduce such taxes, assessments, rents or other impositions;
(k) deposit all monies received for or on behalf of the Company and any of its Subsidiaries at a financial institution selected by the Board in its sole and absolute discretion as a depository for the Company and for its Subsidiaries, and to invest any excess funds and to disburse and pay all funds on deposit on behalf of and in the name of the Company and any of its Subsidiaries in such amounts and at such times as the same are required in connection with the business of the Company and its Subsidiaries;
(l) establish the amount of cash reserves to be retained when calculating Cash Flow;
(m) defend, adjust, settle, compromise or pay any claim, obligation, debt, demand, suit, litigation or judgment by or against the Company and any of its Subsidiaries, and to assert or initiate any claim, suit, litigation or other proceeding against any Person or any Governmental Authority or official thereof;
(n) make and perform such other agreements and undertakings, as may be necessary or advisable to the carrying out of any of the foregoing powers, objects or purposes;
(o) elect directors to the board of any Subsidiary of the Company and select the officers for such Subsidiary; and
(p) admit Additional Members, issue any additional Interest in the Company and adjust the Capital Accounts in accordance with the terms and conditions of this Agreement.

6.2.2 Board Approval Matters.  Except as otherwise provided by this Agreement (including this Section 6.2.2), an affirmative vote by a simple majority of the Managers shall be considered the action of the Board.  Notwithstanding anything to the contrary contained in Section 6.1 and this Section 6.2, without the approval of a Supermajority of Managers, the Board shall not have the power or authority to:
(a) appoint any director to the Board of a Subsidiary of the Company except as set forth in Section 9.8, or provide the Company’s consent to any matter requiring the Company’s consent under Section 9.8 with respect to a Subsidiary of the Company if such matter would require the approval of a Supermajority of Managers if the matter in question were with respect to the Company;
(b) dissolve and wind up the Company;
(c) dissolve and wind up any of the Company’s Subsidiaries;
(d) knowingly do any act that would make it impossible to carry on the Business, except as otherwise provided in this Agreement;
(e) possess property of the Company or its Subsidiaries, or assign rights in specific property of the Company or its Subsidiaries, for other than a Company purpose or a purpose of such Subsidiary;
(f) authorize the issuance or sale, or agree to issue or sell, to any Person (A) any equity interests of the Company or any of its Subsidiaries, including any rights, options or warrants to acquire any such interests, or any securities convertible into or exchangeable or exercisable for such interests, (B) any securities, the provisions of which, by their terms, set or provide a mandatory formula for determining, directly or indirectly, the participation in earnings and profits of the Company or any of its Subsidiaries or (C) any securities which are convertible into or exchangeable or exercisable for securities described in this subsection (f);
(g) authorize any split, combination or reclassification of any equity interests of the Company or its Subsidiaries or authorize the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in the Company or its Subsidiaries;
(h) authorize the redemption, repurchase, retirement or other acquisition for value any of the equity interests of the Company or any of its Subsidiaries;
(i) approve any agreement or transaction with or for the benefit of (x) a Manager or any officer of the Company or any of its Subsidiaries, or (y) any Member(s), or any of their respective Affiliates;
(j) to the extent not set forth in the Annual Budget, approve the compensation of any employees, officers, or independent contractors of the Company or its Subsidiaries in excess of $200,000;

(k) to the extent not set forth in the Annual Budget and subject to the requirements of Section 9.10, authorize, with respect to the Company or any of its Subsidiaries, (i) the incurrence or assumption of any long-term debt or, except in the ordinary course of business, the incurrence or assumption of short-term indebtedness exceeding $250,000 in the aggregate, (ii) the assumption, guarantee, endorsement or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with industry practice, or (iii) entry into any agreement to maintain the financial statement condition of any Person;
(l) authorize the sale of all or substantially all of the assets of the Company;
(m) agree to a Conveyance Triggering Event regarding the Company;
(n) sell all or substantially all of the assets of any of the Company’s Subsidiaries;
(o) authorize the acquisition of the equity or assets of any other Person;
(p) terminate or amend the FNHC Services Agreement, or authorize the non-renewal of the FNHC Services Agreement if such renewal includes no material change to the terms of the agreement;
(q) terminate or amend the Crosswinds Services Agreement, or authorize the non-renewal of the Crosswinds Services Agreement if such renewal includes no material change to the terms of the agreement; or
(r) approve an exit strategy pursuant to Section 9.2.
6.2.3 Class B Member Approval Matters.  Notwithstanding anything to the contrary contained in Section 6.1 and this Section 6.2, for so long as any Class B Member other than Crosswinds or FNHC or their respective Affiliates holds any Units, without the approval of such Class B Members, the Board shall not have the power or authority to:
(a) dissolve and wind up the Company
(b) knowingly do any act that would make it impossible to carry on the Business, except as otherwise provided in this Agreement;
(c) possess property of the Company or its Subsidiaries, or assign rights in specific property of the Company or its Subsidiaries, for other than a Company purpose or a purpose of such Subsidiary;
(d) authorize the redemption, repurchase, retirement or other acquisition for value by the Company of any of the Class A Units or Class C Units; or

(e) approve any agreement or transaction with or for the benefit of (x) a Manager or any officer of the Company or any of its Subsidiaries, or (y) any Member(s), or any of their respective Affiliates, but the consent of the Class B Members shall not be required for any such agreement or transaction, or in connection with an amendment of any agreement, between the Company and any Member or any of their respective Affiliates that is entered into on market terms the Company could reasonably expect to obtain negotiating at arm’s length with an unaffiliated third party.  The Class B Members have expressly approved those agreements between the various Members and their respective Affiliates set forth on Schedule 3.
6.2.4 Delegation of Duties.
(a) General.  The Board in its sole and absolute discretion may delegate all or any of its duties hereunder to or consult with such other Person or Persons as the Board deems necessary or desirable for the transaction of the Business, and in furtherance of any such delegation or consulting, shall have the right to appoint, employ or contract with and compensate any other Persons, but in such event the Board will not be released from its responsibilities hereunder.  Such Persons may (i) under the supervision of the Board, administer or assist in the administration of the routine day-to-day management of the Company and its business and affairs; (ii) serve as advisors and consultants to the Board in connection with decisions made by the Board, including investment decisions; (iii) act as accountants, correspondents, attorneys, brokers, escrow agents, or in any other capacity; and (iv) perform such other acts or services for the Company as the Board in its sole and absolute discretion may approve.
(b) Officers.  Without limiting the generality of the provisions of Section 6.2.4(a), the Board, in its sole and absolute discretion, may, from time to time, designate one or more Persons to be officers of the Company (an “Officer”).  The initial Officers of the Company shall be Michael H. Braun, Chief Executive Officer and President, and Peter J. Prygelski, III, Chief Financial Officer. No Officer need be a resident of the State of Delaware or a Manager.  Any Officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them.  The Board may assign titles to particular Officers.  Unless the Board decides otherwise, if the title is one commonly used for Officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such Officer by the Board pursuant to the third sentence of this Section 6.2.4(b).  Each Officer shall hold office until his successor shall be duly designated and shall qualify or until his death or Disability or until he shall resign or shall have been removed in the manner hereinafter provided.  The same Person may hold any number of offices.

(c) Resignation or Removal of Officers.  Any Officer may resign as such at any time.  Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board.  The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.  The Board may remove any Officer as such, either with or without cause.  The Board may fill any vacancy occurring in any office of the Company.
6.2.5 No Limitation of Power.  The expression of any power or authority of the Board in this Agreement shall not in any way limit or exclude any other power or authority permitted under the Act that is not specifically or expressly set forth in this Agreement.
6.2.6 Member Taxes.  In exercising its authority under this Agreement, the Board shall be under no obligation to take into account the tax consequences to any Member of any action taken (or inaction) by it, and the Board and the Company shall not have liability to a Member under any circumstances as a result of an income tax liability incurred by such Member as a result of an action (or inaction) by the Board pursuant to its authority under this Agreement and consistent with any express provision of this Agreement.
Section 6.3 Liability for Conduct.  No (a) Member (in such Member’s capacity as a Member), (b) Manager (in such Manager’s capacity as a Manager) or (c) officer, director, manager, partner, member, authorized person, employee, advisor and agent of the Company or any of its Affiliates (in their respective capacities as such), shall be personally liable, responsible or accountable in damages or otherwise to the Company, any third party or to any Member for (a) any error of judgment, (b) any mistake of fact or of law, or (c) any action or omission taken or suffered in connection with the Company, unless, in any such case, a Final Determination is made that such Person is liable for a Culpable Act.  Furthermore, no Member or Manager or any Affiliate, officer, director, manager, partner or employee thereof shall be personally liable, responsible or accountable in damages or otherwise to the Company, any third party or to any Member for any act or omission of any agent, consultant or broker of the Company selected, engaged or retained by such Person in good faith.
Section 6.4 Indemnity of Officers and Managers.
6.4.1 Neither the Company nor any Member shall have any claim against any Manager or Officer by reason of any act or omission of such Manager or Officer of the Company (each a “Released Party”), provided that such act or omission did not involve a Culpable Act by such Released Party, REGARDLESS OF WHETHER SUCH ACT OR OMISSION CONSTITUTED THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE (WHETHER ACTIVE OR PASSIVE) OF A RELEASED PARTY.  Notwithstanding the above, a Released Party shall have no liability hereunder for failing to act if such act required the consent of some or all of the Members and the required consent to such action was not granted.  Any amendment, modification or repeal of this Section 6.4.1 or any provision in this Section 6.4.1 shall be prospective only and shall not in any way affect the limitations on a Released Party’s liability to the Company and the Members under this Section 6.4.1 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

6.4.2 The Company shall indemnify its employees, Officers and Managers and its Affiliates’ officers, managers and employees (each, an “Indemnified Party,” and collectively, the “Indemnified Parties”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts (each a “Claim”) arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Company as set forth in this Agreement in which an Indemnified Party may be involved, or is threatened to be involved, as a party or otherwise (a “Proceeding”), REGARDLESS OF WHETHER ARISING FROM ANY ACT OR OMISSION WHICH CONSTITUTED THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE (WHETHER ACTIVE OR PASSIVE) OF THE INDEMNIFIED PARTY, unless it is established that:  (a) the act or omission of such Indemnified Party was material to the matter giving rise to the Proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (b) such Indemnified Party actually received an improper personal benefit in money, property or services; (c) such Indemnified Party did not reasonably believe that it was acting in the best interests of the Company; or (d) in the case of any criminal Proceeding, such Indemnified Party had reasonable cause to believe that the act or omission was unlawful.  The termination of any Proceeding by judgment, order or settlement does not create a presumption that an Indemnified Party did not meet the requisite standard of conduct set forth in this Section 6.4.2.  The termination of any Proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that an Indemnified Party acted in a manner contrary to that specified in this Section 6.4.2.  Any indemnification pursuant to this Section 6.4 shall be made only out of the assets of the Company.
6.4.3 The Company shall reimburse such Indemnified Party on a monthly basis for reasonable expenses incurred by such Indemnified Party who is a party to a Proceeding in advance of the Final Determination of the Proceeding upon receipt by the Company of a written affirmation by such Indemnified Party of such Indemnified Party’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized in this Section 6.4 has been met; provided that such Indemnified Party provides the Company with a written undertaking to repay to the Company all amounts that have been reimbursed to such Indemnified Party by the Company in the event such Indemnified Party has been determined by a court of competent jurisdiction to not be entitled to indemnification under Section 6.4.2.
6.4.4 The Company shall indemnify each Indemnified Party from and against all Claims arising from or related to appearing as a witness, or other participation, in a Proceeding that involves, relates to, or affects the Company.

6.4.5 The indemnification provided by Section 6.4 shall be in addition to any other rights to which an Indemnified Party may be entitled under any agreement, as a matter of law or otherwise.
6.4.6 The Company may purchase and maintain insurance on behalf of its Managers, an Officer or an employee, as the Board shall determine, against any liability that may be asserted against or expenses that may be incurred by a Manager, an Officer or an employee in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify a Manager, an Officer or an employee against such liability under the provisions of this Agreement; and the Company shall maintain directors’ and officers’ liability insurance and other insurance in such amounts and with such coverage as are appropriate and typical for a company operating in the Company’s industry.
6.4.7 In no event may any Indemnified Party subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.
6.4.8 No Indemnified Party shall be denied indemnification in whole or in part under this Section 6.4 because such Indemnified Party had an interest in the transaction with respect to which the indemnification applies if the transaction was appropriately approved and otherwise permitted by the terms of this Agreement.
6.4.9 The provisions of this Section 6.4 are for the benefit of any Indemnified Party and their respective successors and assigns and shall not be deemed to create any rights for the benefit of any other Persons.
Section 6.5 [Reserved]
Section 6.6 Other Matters Concerning the Board.
6.6.1 Reliance on Documents.  Each Manager and Officer may rely upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document reasonably believed by them to be genuine and to have been signed or presented by the proper party or parties and any act taken or omitted to be taken in reliance upon any such document as so described shall be considered for purposes of this Agreement to have been done or omitted in good faith.
6.6.2 Reliance on Consultants and Advisers.  Each Manager and Officer may consult with legal counsel, accountants, real estate industry experts, appraisers, management consultants, investment bankers and other consultants and advisers selected by such Manager or such Person, and any act taken or omitted to be taken in reliance upon and in accordance with the opinion of such consultants and advisers as to matters which the Board or such Person reasonably believes to be within such consultant’s or adviser’s professional or expert competence shall be considered for purposes of this Agreement to have been done or omitted in good faith.

6.6.3 Action Through Attorneys.  The Board shall have the right, in respect of any of its powers or obligations hereunder, to act through a duly appointed attorney or attorneys-in-fact.  Each such attorney shall, to the extent provided by the Board in the power of attorney, have full power and authority to do and perform all and every act and duty that is permitted or required to be done by the Board hereunder.
6.6.4 Reimbursement for Company Expenses.  Notwithstanding any provision of this Agreement to the contrary, the Board may, in its sole discretion, pay all or any portion of Company expenses.  Each Manager shall be reimbursed by the Company for any and all reasonable and necessary direct expenses paid by it on behalf of the Company or in connection with the Company’s business.
6.6.5 Independent Activities.  Each Manager shall be required to devote only such time to the affairs of the Company as such Manager determines in its sole discretion may be necessary to manage and operate the Company, and each such Person, to the extent not otherwise directed by the Board, shall be free to serve any other Person or enterprise in any capacity that it may deem appropriate in its discretion.
6.6.6 Committees.  The Board will establish committees that will, at the first meeting of the Board (to be held within two weeks of the date hereof), set forth an audit policy, an investment policy, and a risk policy (each policy as may be amended by the Board from time to time) to govern the business operations of the Company and its subsidiaries.
ARTICLE 7
MEMBERS
Section 7.1 Member Management Rights.  Except for those approval rights expressly set forth in this Agreement, as required by the Act or as set forth in the FNHC Services Agreement or the Crosswinds Services Agreement, no Member shall have any right to participate in the management of the Company.  Notwithstanding the foregoing, if any Member, or employee or officer of a Member, is also an employee or an Officer of the Company, such Person may perform the duties consistent with such status as delegated to such Person by the Board from time-to-time without being deemed to be participating in the management of the Company in the capacity of a Member.

Section 7.2 Investment Representations by Members.
7.2.1 Investment Intent.  Each Member represents and warrants to and agrees with the Company, the Board and all other Members that:  (a) it has acquired its Interest for investment purposes only, for its own account (and not for separate accounts administered by it), and it has no present intention of selling, granting a participation in, or otherwise distributing the same; (b) it will not offer, sell, transfer or assign all or any part of its Interest in contravention of this Agreement or the Securities Act or any state or federal law; (c) it has no contract, understanding, agreement or arrangement with any Person to sell, transfer or grant a participation to such Person or any other Person, with respect to any or all of such Interest; (d) it understands that Interests in the Company are not being registered under the Securities Act and are being issued in reliance upon an exemption which is in part predicated on the representations, warranties and agreements made by it in Section 7.2; (e) it is an “accredited investor” within the meaning of Regulation D under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company (including evaluation of the nature and effects of a performance-based compensation arrangement) and is able to bear the economic risk of such investment; (f) it has consulted its own counsel with respect to its acquisition of the Interests in the Company and it is not relying on the Board or the Company for any tax or other advice with respect thereto; and (g) it is able to fend for itself, can bear the economic risk of the investment in the Company, and has adequate means for providing for its current needs and personal contingencies.
7.2.2 Unregistered Interests.  Each Member further understands and acknowledges that the Company and the other Members are relying upon its representations and warranties contained in Section 7.2 as the basis for the exemption of the Members’ Interests in the Company from the registration requirements of the Securities Act and under any applicable state securities laws.  Each Member further acknowledges that the Company will not and has no obligation to recognize any Transfer of a Member’s Interest to any Person unless and until the provisions of Article 8 hereof have been fully satisfied.
7.2.3 Adequate Information and Opportunity for Discovery.  Each Member has been provided an opportunity for a reasonable time prior to the date hereof to obtain information concerning the offering of the Interests, the Company and all other information to the extent the Company possesses such information or can acquire it without unreasonable effort or expense.  Such Member has been given the opportunity for a reasonable time prior to the date hereof to ask questions of, and receive answers from, the Company or its representatives concerning the terms and conditions of the offering of the Interests and other matters pertaining to this investment.  Such Member has not been furnished with any oral representation or oral information in connection with the offering of the Interests and such Member is not relying on the Company or its Affiliates with respect to economic considerations involved in this investment.
7.2.4 Indemnification.  Except as otherwise required by law, each Member shall and hereby agrees to indemnify and save harmless the Company and the other Members from any liability, loss, cost, damage and expense (including, without limitation, the costs of litigation and attorneys’ fees) arising out of, resulting from, or in any way related to the breach of any representation or warranty of such Member set forth in Section 7.2.

Section 7.3 Additional Representations.
7.3.1 Power and Authority.  Each Member has all requisite power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved and authorized by all necessary action, including, if applicable, corporate action, by or on behalf of such Member.  This Agreement has been duly executed and delivered by such Member and constitutes a valid and binding obligation of the Member, enforceable in accordance with its terms, subject to the laws of general application relating to Bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and equitable remedies.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to such Member in connection with the execution and delivery of this Agreement by such Member, or such Member’s performance of this Agreement, other than in all cases where the failure to obtain such consent, approval, order or authorization, or registration, declaration, or filing would not, individually or in the aggregate reasonably be expected to have a material adverse effect on the ability of such Member to consummate the transactions contemplated hereby.
7.3.2 No Violation.  The execution, delivery and performance of this Agreement does not and will not conflict with or result in a violation of the organizational and other governing documents, if any, of each Member, or conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under (a) any instrument, indenture, lease, mortgage or other agreement or contract to which such Member is a party or to which such Member or any of such Member’s directly held assets or properties may be subject, or (b) any federal, state, local or foreign judgment, writ, decree, order, ordinance, statute, rule or regulation applicable to the Member or the Member’s directly held assets or properties.
Section 7.4 [Reserved]
Section 7.5 Withdrawals or Resignations.  No Member shall have the right or power to voluntarily withdraw or resign as a Member from the Company and receive any assets until the dissolution of the Company or with respect to assets only, except as expressly set forth in the Agreement or until the Board determines to make a distribution to the Members.
Section 7.6 Transactions between the Company and Members.  Subject to Section 3.5 and Section 6.2, and notwithstanding that it may constitute a conflict of interest, any Member or Manager may, and may cause its Affiliates to, lend money or engage in any transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service, or the establishment of terms of employment) with the Company or its Subsidiaries so long as such transaction is not expressly prohibited by this Agreement and the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company or its Subsidiary, as the case may be.  Subject to applicable law, such Member or Manager has the same rights and obligations with respect thereto as a Person who is not a Member or Manager.

Section 7.7 Remuneration to Members.  Except as otherwise specifically provided in this Agreement and in accordance with Section 7.6, no Member (acting solely in the capacity of a Member) is entitled to remuneration for acting in the business and affairs of the Company.
Section 7.8 Covenant Not to Withdraw, Transfer or Dissolve.  Except as otherwise permitted by this Agreement, each Member hereby covenants and agrees not to (a) take any action to file a certificate of dissolution or its equivalent with respect to itself, (b) take any action that would cause a voluntary Bankruptcy of such Member, (c) withdraw or attempt to withdraw from the Company, (d) exercise any power under the Act to dissolve the Company, or (e) petition for judicial dissolution of the Company.
Section 7.9 Class C Preemptive Rights.  In the event a Supermajority of Managers determines that it is in the best interest of the Company and proposes to sell and issue Class C Units, the provisions of this Section 7.9 shall apply.
7.9.1 Not less than 20 Business Days prior to the issuance by the Company of Class C Units, the Company shall offer to each Member the opportunity to purchase Class C Units on a Pro Rata Basis at the same price, on the same terms and pursuant to the same conditions as the Company proposes to issue Class C Units, by delivering to each Member a notice identifying the securities to be issued and setting forth the price, terms and conditions of such issuance (the “Participation Rights Offer”).
7.9.2 A Member shall have up to a period of 15 Business Days after the receipt of such notice (the “Participation Rights Notice Period”) within which to notify the Company in writing that it wishes to accept the Participation Rights Offer.  If a Member wishes to purchase Class C Units on less than a Pro Rata Basis, such notice shall so state and shall expressly state the maximum number of Class C Units that such Member is willing to purchase.  If a Member gives such written notice within the Participation Rights Notice Period, it shall be bound to purchase such Class C Units on the same terms and pursuant to the same conditions as the other purchasers of securities, and it shall do all things necessary to consummate the transaction, including executing and delivering the same documentation that is to be executed and delivered by the other purchasers of such securities, at the same time as the other purchasers of such securities.  If a Member does not give notice of acceptance of the Participation Rights Offer within the Participation Rights Notice Period, it shall be deemed to have irrevocably rejected the Participation Rights Offer with respect to such issuance.
7.9.3 To the extent that any Member declines to exercise its rights to purchase Class C Units on a Pro Rata Basis under Section 7.9, written notice shall be provided by the Company to all other Members who have elected to purchase Class C Units under Section 7.9, offering to such Members the right to purchase, on a Pro Rata Basis, the Class C Units not purchased by the Members declining to accept the Participation Rights Offer (the “Extended Rights Offer”).  Each Member who elects to participate in the purchase of Class C Units pursuant to this Section 7.9.3 may exercise the right to purchase by delivery of a written notice to the Board within five calendar days (the “Extended Rights Period”) after receipt of the Extended Rights Offer.  The purchase of such Class C Units shall be consummated on the later of (i) the closing of the issuance of the Class C Units triggering the Participation Rights Offer and (ii) the Business Day immediately following the Extended Rights Period.

7.9.4 If the Members have not elected to purchase, and purchased, all of the Class C Units that each is entitled to purchase under Section 7.9, the Company may sell and issue, within 90 days after the expiration of such Participation Rights Notice Period and Extended Rights Period, if applicable, such Class C Units that are not purchased by the existing Members, to any Person on the same price and terms as set forth in the Participation Rights Offer, which Person(s) shall, as a condition to such purchase, agree in writing with the remaining Member(s) to be bound by the terms of this Agreement prior to such issuance by executing and delivering a joinder agreement substantially in the form attached hereto as Exhibit A, and from and after such sale, such Person shall be deemed to be an Additional Member for all purposes hereunder.
Section 7.10 Class B Preemptive Rights.  In the event a Supermajority of Managers determines that it is in the best interest of the Company and proposes to sell and issue Class B Units, the provisions of this Section 7.10 shall apply
7.10.1 Not less than 20 Business Days prior to the issuance by the Company of Class B Units, the Company shall offer to each Class B Member, pro rata based on the Class B Members’ proportionate ownership of the Class B Units, the opportunity to purchase such Class B Units at the same price, on the same terms and pursuant to the same conditions as the Company proposes to issue Class B Units, by delivering to the Class B Members a notice identifying the securities to be issued and setting forth the price, terms and conditions of such issuance (the “Class B Participation Rights Offer”).
7.10.2 Each Class B Member shall have up to a period of 15 Business Days after the receipt of such notice (the “Class B Participation Rights Notice Period”) within which to notify the Company in writing that it wishes to accept the Class B Participation Rights Offer.  If a Class B Member wishes to purchase less than all of the Class B Units, such notice shall so state and shall expressly state the maximum number of Class B Units that such Class B Member is willing to purchase.  If a Class B Member gives such written notice within the Class B Participation Rights Notice Period, it shall be bound to purchase such Class B Units on the same terms and pursuant to the same conditions as the other purchasers of securities, if any, and it shall do all things necessary to consummate the transaction, including executing and delivering the same documentation that is to be executed and delivered by the other purchasers of such securities, at the same time as the other purchasers of such securities.  If a Class B Member does not give notice of acceptance of the Class B Participation Rights Offer within the Class B Participation Rights Notice Period, it shall be deemed to have irrevocably rejected the Class B Participation Rights Offer with respect to such issuance.

7.10.3 If the Class B Members has not elected to purchase, and purchased, all of the Class B Units that they are entitled to purchase under Section 7.10, the Company may sell and issue, within 90 days after the expiration of such Class B Participation Rights Notice Period, such Class B Units that are not purchased by the Class B Members, to any Person on the same price and terms as set forth in the Class B Participation Rights Offer, which Person(s) shall, as a condition to such purchase, agree in writing with the remaining Member(s) to be bound by the terms of this Agreement prior to such issuance by executing and delivering a joinder agreement substantially in the form attached hereto as Exhibit A, and from and after such sale, such Person shall be deemed to be an Additional Member for all purposes hereunder.
ARTICLE 8
SALE OR TRANSFER OF INTERESTS IN COMPANY OR SUBSIDIARY; TRANSFER RESTRICTIONS
Section 8.1 Disposition and Assignment of Interests.  Except as otherwise provided in this ARTICLE 8 or ARTICLE 9, each Member agrees not to Transfer or permit to be Transferred (voluntarily or involuntarily) any Interest in the Company, except for Permitted Transfers or as otherwise permitted under this Agreement, without Board approval, which approval will not be unreasonably withheld, conditioned or delayed.
Section 8.2 Transfer in Violation of Agreement.  To the fullest extent permitted by applicable law, any purported Transfer of any Interests that is not permitted by this ARTICLE 8, or that is in violation of such provisions, shall be void and of no force and effect whatsoever and shall not be recognized by the Company, and no distribution of any kind whatsoever nor any distribution pursuant to liquidation or otherwise shall be paid by the Company in respect of such Interests (all rights to receive such distributions being deemed waived), and the voting rights, if any, of such Interests on any matter whatsoever shall be suspended, during the period commencing with such Member’s initial failure to comply with this ARTICLE 8 and ending either when the other Members shall have been given a full opportunity to exercise their rights under and in accordance with this ARTICLE 8 or when the Board shall agree to terminate such suspension, and to permit such Transfer.
Section 8.3 Rights in Connection with a Conveyance Triggering Event.
8.3.1 Disposition of Interests in Subsidiary Generally. If the Company with the Approval of a Supermajority of Managers enters into an agreement for a Conveyance Triggering Event regarding its Subsidiary, the Company shall have the right to convey to the transferee a portion or all of its interests in such Subsidiary.  The consideration from such Conveyance Triggering Event will be distributed to the Members in accordance with Section 4.6.

Section 8.4 Bankruptcy of Member. In the event of the Bankruptcy of a Member, and subject to applicable law and any other required court approvals, the Bankrupt Member shall offer in a written instrument (the “Bankruptcy Notice”) to sell all of the Interest of such Bankrupt Member to the Company and the Class A Members for the price and on the terms and conditions specified in Section 8.8 (pursuant to which the Company and the Class A Members will be designated as the “Purchaser” and the Bankrupt Member will be designated as the “Seller”).  The Company shall have the first right for 10 days after it receives the Bankruptcy Notice from the Bankrupt Member to elect to purchase such Interest and if it notifies the Bankrupt Member and the Class A Members of its intent to do so within such 10 day period, it shall complete the purchase within 30 days of its receipt of the Bankruptcy Notice.  In the event the Company fails to give timely notice of its intent to purchase such Interest of the Bankrupt Stockholder, or fails to complete such purchase timely, the Class A Members may purchase such Interest.  The Class A Members shall have 30 days after receipt of such notification that the Company declined or failed to purchase such Interest to purchase such portion of the remaining Interest not purchased by the Company on a Pro Rata Basis, excluding the Interest held by the Bankrupt Member, or as the Class A Members may otherwise agree among themselves.  In the event that the Company and the Class A Members do not elect to purchase all of such Interest of the Bankrupt Member, the Bankrupt Member (or its legal representative) may proceed to distribute the remaining portion of such Bankrupt Member’s Interest to the successors in interest entitled to receive the same as a result of the Bankrupt Member’s Bankruptcy, so long as (a) such successors in interest provide the Board such documentation as requested by the Board to evidence the rightful ownership interest of that Interest, and (b) the successors in interest execute and deliver a written agreement, in form and substance satisfactory to the Board, that states that the successor in interest is an “Assignee” of that Interest, and agrees to be bound by all of the terms and conditions of this Agreement.
Section 8.5 Change of Control Call Right.
8.5.1 Within the later of (i) 90 days following the occurrence of a Change of Control, and (ii) 30 days following the determination of Fair Market Value pursuant to Section 8.8 (pursuant to which the COC Exercising Member will be designated as the “Purchaser” and the COC Selling Member will be designated as the “Seller”), the COC Exercising Member shall have the right and option to purchase (a “Call Right”) all, and not less than all, of the Units owned by the COC Selling Member (such Units, the “Call Units”) in the manner, for the price and on the terms and conditions contained in Section 8.5 and set forth in the written notice of such exercise (the “Call Option Notice”) to the COC Exercising Member.
8.5.2 The purchase price (the “Purchase Price”) of any Unit pursuant to the exercise of a Call Right shall be, subject to adjustment as provided in Section 8.5.5, set forth in the Call Option Notice.
8.5.3 The Purchase Price with respect to any Call Units purchased by the COC Exercising Member shall be paid by wire transfer of immediately available funds to an account designated by the COC Selling Member (or, in the event that the COC Selling Member shall fail to timely designate an account to receive such wire transfer, to an escrow account established pursuant to Section 8.5.5) promptly upon delivery of the documents reasonably required for the Closing under Section 8.5.4.

8.5.4 Any purchase of Units pursuant to Section 8.5 shall be consummated (the “Call Closing”) at the Company’s principal office at 10:00 a.m., prevailing business time, on the date (the “Call Closing Date”) which is the 120th day after the date of the Call Option Notice or such earlier date as Crosswinds and FNHC may agree upon; but, if any approval or waiting period of any Governmental Authority is required in connection with any such purchase, then such 120-day period shall be extended by the number of days necessary to satisfy such regulatory requirement plus two days, but in no event shall such period be extended by more than 60 days.   If such date is not a Business Day, the Call Closing shall occur at the same time and place on, and the Call Closing Date shall be, the next succeeding Business Day. At the Call Closing, the COC Selling Member shall deliver to the COC Exercising Member duly executed written instruments of transfer of such Units to be sold by it in connection with the Call Right, in form and substance satisfactory to the COC Exercising Member, and such Units being free and clear of any Encumbrances, together with any documents reasonably required to be executed in connection with such sale.
8.5.5 In the event the COC Selling Member fails to designate an account to receive a wire transfer or fails to deliver such Units, in proper form for Transfer, on the Call Closing Date, the COC Exercising Member may elect to deposit the cash representing the Purchase Price (minus any escrow fees) with an escrow agent.  From and after the deposit of such adjusted Purchase Price, such Units shall be deemed for all purposes (including the right to vote, receive payment of distributions and exercise rights under this Agreement) to have been transferred to the purchaser(s) thereof, and the Units registered in the name of the COC Selling Member shall be deemed to have been canceled and to represent solely a right to receive payment of the Purchase Price (minus any escrow fees), without interest, from the escrow account.  If the proceeds of sale have not been claimed by the COC Selling Member (by delivery of duly executed written instruments of transfer of such Units, in proper form for transfer) prior to the fourth anniversary of the Call Closing Date, the escrow deposits, and all interest earned thereon, shall be returned to the COC Exercising Member, and the COC Selling Member shall look solely to the COC Exercising Member for payment of the Purchase Price.  The escrow agent shall not be liable for any action or inaction taken by him in good faith.
8.5.6 Upon the delivery of the Call Option Notice, the COC Selling Member’s respective rights under Section 6.1.2 and Section 7.9 shall terminate; but, if the Call Closing shall not have occurred on or before the applicable Call Closing Date (other than due to a failure of the COC Selling Member to comply with its obligations under Section 8.5), then the COC Selling Member’s respective rights under Section 6.1.2 and Section 7.9 shall be reinstated.

Section 8.6 Tag-Along Rights.
8.6.1 General.  If, subject to the terms of this Agreement, any or all of the Class A Members (whether one or more, the “Transferor”) propose to sell any Class A Units owned by such Transferor, to any Person other than an Affiliate of a Member or another Member (a “Proposed Purchaser”), then the Transferor will promptly provide the Class B Members written notice (a “Sale Notice”) of such proposed Transfer (a “Proposed Sale”) and the material terms of the Proposed Sale as of the date of such Sale Notice.  Each Class B Member shall have the right to sell for a price per Class B Unit, determined in accordance with Section 8.8, up to the number of Class B Units equal to (a) the total number of Class B Units held by such Class B Member multiplied by (b) a fraction, the numerator of which is the number of Class A Units to be Transferred in the Proposed Sale and the denominator of which is the number of all Class A Units then outstanding.  A Class B Member shall exercise its right to participate in the Proposed Sale by delivering the Transferor written notice within ten Business Days of the receipt of the Sale Notice (a “Sale Request”) that shall set forth the number of Class B Units the Class B Member desires to include in the Proposed Sale.  If the Transferor has not received the Sale Request in the required time, the Class B Members shall be deemed to have irrevocably waived its rights under this Section 8.6.1 with respect to such Proposed Sale, and the Transferor shall thereafter be free, for a period of 180 days from the date of the Sale Notice, to Sell the Class A Units specified in the Sale Notice upon the same terms and conditions set forth in the Sale Notice.  Except as set forth in this Section 8.6, any Sale Request delivered by a Class B Member shall be irrevocable, and once received by the Transferor, such Class B Member shall be obligated to sell to the Proposed Purchaser its Class B Units in accordance with this Section 8.6.1, provided, that if the Proposed Sale shall not have occurred on or before the 120th day following the date of the Sale Notice (other than due to a failure of the Class B Member to comply with its obligations under Section 8.6), then the Sale Request shall be deemed revoked.  In connection with the delivery of the Sale Request, the Class B Member shall deliver to the Transferor duly executed written instruments of transfer of such Class B Units, in form and substance satisfactory to the Transferor, to warrant that such Class B Units shall be surrendered free and clear of any Encumbrances, together with any other documents reasonably required to be executed in connection with such sale.  If the Class B Member should fail to so deliver such documents to the Transferor, (i) the Transferor shall have the right to complete the Proposed Sale on the terms that would have applied had the Class B Member not provided the Sale Notice, and the Class B Member shall be deemed to have revoked its Sale Request and to have irrevocably waived its rights under this Section 8.6.1 with respect to such Proposed Sale or (ii), if the Transferor does not exercise its right set forth in clause (i) of this sentence, the Company shall cause its books and records to show that such Class B Units are bound by the provisions of this Section 8.6.1 and that such Class B Units shall be transferred to the Proposed Purchaser immediately upon surrender for transfer by the Class B Member; but, the foregoing shall not preclude the Transferor from seeking any remedy to which it may otherwise be entitled as a result of the Class B Member’s failure to so deliver such documents.  The Transferor shall not consummate any Proposed Sale without compliance with this Section 8.6.1, and the Company shall not recognize or give effect to any purported transfer of Units not made in compliance with this Section 8.6.1.  If there is more than one Transferor, the Transferor will designate, in the Sale Notice, one Person for notice purposes under this Section 8.6, and delivery of notice to such Person by the Class B Members will be as effective as if delivered to each Transferor; and the Class B Member smay rely upon such notice, and such notice shall be as effective, as if delivered to each Transferor.

8.6.2 Terms.  Units subject to a Sale Request will be included in a Proposed Sale pursuant hereto and to any agreement with the Proposed Purchaser relating thereto, on the same terms and subject to the same conditions applicable to the Units which the Transferor propose to sell in the Proposed Sale.  Such terms and conditions shall be determined in the sole discretion of the Transferor, and shall include (i) the form of consideration and (ii) the provision of information, representations, warranties, covenants and requisite indemnifications; but, (x) if the terms set forth in such definitive documents differ in any material respect from the material terms set forth in the Sale Notice with respect to such Proposed Sale, then notwithstanding the delivery of a Sale Request with respect to such Proposed Sale, a Class B Member shall have the right to rescind such Sale Request by delivering written notice of such rescission to the Transferor within two Business Days of receipt of such definitive documents, and (y) any representations and warranties relating specifically to any Member shall only be made by that Member and any indemnification provided by such Member shall be on a several, not joint, basis and shall be based on the number of Units being sold by each Member in the Proposed Sale (determined on a fully diluted basis calculated using the treasury method).  In addition, such Class B Member shall reimburse the Transferor for its proportionate share (based on consideration received) of the out-of-pocket costs and expenses incurred by the Transferor in connection with any such Proposed Sale.
Section 8.7 Drag-Along Rights.
8.7.1 General.  If, subject to the terms of this Agreement, at any time any or all of the Class A Members, (whether one or more, the “Drag-Along Seller”) proposes to sell any Class A Units to any Person other than an Affiliate of a Member or another Member (the “Drag-Along Purchaser”) in an arm’s-length transaction (a “Drag-Along Sale”), the Drag-Along Seller may, at its option, require each, but not less than all, of the Class B Members (each, a “Drag-Along Member”) to sell in such transaction on the terms and conditions set forth below the number of Units (the “Drag-Along Units”) equal to the product obtained by multiplying the number of Units held by such Drag-Along Member by a fraction, the numerator of which is the number of Class A Units that the Drag-Along Seller proposes to Transfer in the Drag-Along Sale and the denominator of which is the number of all Class A Units then outstanding.
8.7.2 Written Notice.  The Drag-Along Seller shall provide written notice of such Drag-Along Sale to the other Members (a “Drag Notice”) and a draft of the agreement pursuant to which such Units are proposed to be transferred.  The purchase price per Class B Unit included in the Drag-Along Sale shall be determined in accordance with Section 8.8. The Drag Notice shall state (i) the name and address of the Drag-Along Purchaser, (ii) the material terms and conditions (including price) of the contemplated sale and (iii) the expected closing date of the transaction.  Each Member must participate in such Drag-Along Sale on the terms and conditions set forth in the Drag Notice.

8.7.3 Transfer of Interest.  Within ten Business Days following the receipt of the Drag Notice, each Member shall deliver to the Drag-Along Seller, or their representative designated in the Drag Notice, if any, duly executed written instruments of transfer of such Member’s Drag-Along Units, in form and substance reasonably satisfactory to the Drag-Along Seller, such Drag-Along Units to be free and clear of any Encumbrances, together with any other documents reasonably required to be executed in connection with such Drag-Along Sale.  If any such Drag-Along Member should fail to deliver such documents to the Drag-Along Seller, the Company shall cause its books and records to show that such Drag-Along Units are subject to the provisions of this Section 8.7.3 and that such Drag-Along Units shall be transferred to the transferee identified in the Drag Notice immediately upon surrender for transfer by such Drag-Along Member.
8.7.4 Consummation of Sale.  Promptly after the consummation of the Drag-Along Sale pursuant to Section 8.7, the Drag-Along Seller shall give notice thereof to the other Members, shall direct the purchaser to remit to each such Member who has surrendered its Drag-Along Units the total consideration for the Drag-Along Units, and, in any event, shall furnish such other evidence of the completion and time of completion of such Drag-Along Sale and the terms thereof as may be reasonably requested by such other Members.  If within 180 days after the Drag-Along Seller give the Drag Notice, the Sale has not been completed, the Drag-Along Seller will, if applicable, return to each of the other Members any documents delivered for transfer pursuant hereto, together with any documents in their possession executed by the other Members in connection with such proposed transaction, and the Drag-Along Seller shall thereafter be required to re-comply with the provisions of Section 8.7 if they wish to require the other Members to sell Units in any transaction subject to Section 8.7.
8.7.5 Terms.  Units subject to Section 8.7 will be included in a Proposed Sale pursuant hereto and be subject to any agreement with the Drag-Along Purchaser relating thereto, on the same terms (other than price per Unit) and subject to the same conditions applicable to the Units which the Drag-Along Seller propose to sell in such transaction.  Such terms and conditions shall be determined in the sole discretion of the Drag-Along Seller, and shall include (i) the form of consideration and (ii) the provision of information, representations, warranties, covenants and requisite indemnifications; but, any representations and warranties relating specifically to any Member shall only be made by that Member and any indemnification provided by the Members shall be on a several, not joint, basis and shall be based on the number of Units being Transferred by each Member in such transaction.  In addition, each Drag-Along Member shall reimburse the Drag-Along Seller for their proportionate share (based on consideration received) of the out-of-pocket costs and expenses incurred by the Drag-Along Seller in connection with any such transaction.

Section 8.8 Sales Price and Terms of Sale.  The sales price of each Interest or interest therein to be sold under this Article 8 shall be the Fair Market Value (as hereinafter defined) of such Interest or interest therein.  “Fair Market Value” shall mean the amount of distributions that would be received by the holder of the Interest or interest therein to be sold if 100% of the Interests or assets of the Company were sold for their fair market value as of the date of determination of the Fair Market Value and the Company were dissolved and its affairs wound up and distributions were made in accordance with Section 10.5.  The Member whose Interest or interest therein is to be sold hereunder (the “Seller”) and the Person purchasing such Interest or interest therein (whether one or more, the “Purchaser”) shall attempt to agree on the Fair Market Value of the Interest or interest therein to be sold.  If the Purchaser and the Seller are unable to agree on such Fair Market Value within 10 days after notice is given by the Purchaser or the Seller requesting such an agreement as to Fair Market Value (the date on which such notice is given being referred to herein as, the “Notice Date”), each of Purchaser and Seller will select an independent appraiser, and each such appraiser will estimate the Fair Market Value (each, an “FMV Estimate”). A third qualified independent appraiser (the “Binding Appraiser”) jointly appointed by the Purchaser and Seller will conduct its own appraisal and select one of FMV Estimates which the Binding Appraiser determines is most accurate, and such selection will be binding on the Parties. If the Purchaser and Seller fail to agree on the appointment of the Binding Appraiser, then the two initially selected independent appraisers will mutually agree on and appoint the Binding Appraiser.  The Binding Appraiser will make its selection between FMV Estimates within 20 days of such appraiser’s appointment.  The fees and expenses of the initial independent appraisers shall be borne by the Member appointing such appraiser, and the fees and expenses of the Binding Appraiser shall be borne equally by the Purchaser and the Seller.  Fair Market Value shall be determined as of a date as near as reasonably practicable to the date of the occurrence of the event that results in the sale of the Interest or interest therein hereunder.
ARTICLE 9
ADDITIONAL MEMBER RIGHTS
Section 9.1 Company Valuation.  Each Class A Member agrees that within 30 days after the fourth anniversary of the Effective Date, the Company shall appoint a qualified independent appraiser to determine the Fair Market Value of all Units (pursuant to which Crosswinds will be designated as the “Purchaser” and the FNHC will be designated as the “Seller”) (such valuation, the “4-Year Valuation”), and the costs and fees of such appraisal shall be borne by the Company. If the Board is unable to select a qualified independent appraiser, then such 4-Year Valuation will be determined pursuant to the appraisal procedures of Section 8.8, including the provisions regarding allocation of costs and expenses.
Section 9.2 Board Meeting to Determine Exit Strategy.  Within 30 days following the determination of the 4-Year Valuation, the Board shall call a special meeting of the Board of the Company for the purpose of reaching a Supermajority of Managers on a proposed exit strategy, including a sale of the Company to a third-party, an initial public offering of Monarch National or Monarch National Holdings or such other transactions as may be proposed by the Board. Prior to such meeting and the determination of the exit strategy, the Class A Members shall (i) disclose the 4-Year Valuation to the Class B Members and (ii) provide the Class B Members the opportunity to submit recommendations for consideration by the Board at the special meeting.
Section 9.3 [Reserved].

  Section 9.4 FNHC Right of First Offer.  At any time within the 180-day period following the final determination of the 4-Year Valuation, upon the written request of Crosswinds to the Company (the “ROFO Notice”), each of the Members and the Company shall take all action within their respective power (including having all of their Interests represented in person or by proxy at all meetings of Members, voting their Interests, acting by written consent, and using all reasonable efforts to cause any Manager designated by such Member not to take any action inconsistent with this Agreement) required to cause the Company or any of its Subsidiaries to initiate a bona fide, arm’s-length transaction or series of transactions in order sell all of the equity interests in Monarch National Holdings or Monarch National, or all or substantially all of the businesses and assets of either (such transaction(s), the “ROFO Transaction”).  FNHC shall have up to a period of 90 days (the “ROFO Option Period”) after the receipt of the ROFO Notice within which to provide Crosswinds with a Qualifying ROFO Offer.  A “Qualifying ROFO Offer” means a bona fide firm written offer by FNHC to consummate the ROFO Transaction, which shall (a) be solely for cash, (b) set forth the material terms and conditions of such offer and the price (such price, the “ROFO Price”), and (c) by its terms be irrevocable within the ROFO Acceptance Period.  Crosswinds shall have a period of up to 60 days (the “ROFO Acceptance Period”) after receipt of the Qualifying ROFO Offer within which to notify FNHC in writing that it wishes to accept or reject the Qualifying ROFO Offer.  If Crosswinds accepts the Qualifying ROFO Offer, then the each of the Members and the Company shall take all action within their respective power to consummate the ROFO Transaction within 120 days of the expiration of the ROFO Acceptance Period and on the terms and conditions set forth in the Qualifying ROFO Offer.  Notwithstanding the foregoing, if 120 days is not sufficient time to enable FNHC to obtain all necessary consents from any third party or Governmental Authority and enter into any necessary agreements and amendments of existing agreements, such 120 days will be extended for the period reasonably necessary to complete such actions, but not in excess of 60 additional days.  If FNHC does not make a Qualifying ROFO Offer within the ROFO Option Period, or if, having made such offer, FNHC fails to consummate the transaction within the requisite 120 days (which may be extended pursuant to the previous sentence, but not beyond an additional 60 days) provided above or Crosswinds rejects the Qualifying ROFO Offer, Crosswinds shall be free to secure a bona fide offer for the ROFO Transaction from a third party (“Third Party Offer”) and, if Crosswinds accepts a Third Party Offer, then each of the Members and the Company shall take all action within their respective power to consummate the ROFO Transaction with such third party, provided that such ROFO Transaction is consummated within 12 months after the expiration of the ROFO Acceptance Period upon substantially the same terms and conditions (other than price, which may be higher, but, unless Crosswinds accepted the Qualifying ROFO Offer and FNHC failed to consummate the ROFO Transaction, may not be less than, the ROFO Price) as set forth in the Qualifying ROFO Offer, including consideration of cash.

Section 9.5 Participation Rights.
9.5.1 Crosswinds Participation Right.  For so long as FNHC is a Member, in the event that FNHC or any of its Affiliates solicits, initiates or takes any action to facilitate or encourage any inquiries or the making of any proposal from a Person or group of Persons other than Crosswinds and its Affiliates that may constitute, or could reasonably be expected to lead to, an FNHC Alternate Transaction, FNHC shall offer Crosswinds the opportunity, but not the obligation, to invest in such FNHC Alternate Transaction on an equal basis with FNHC and any of its Affiliates, as the case may be. FNHC shall provide Crosswinds with written notice (the “Crosswinds Participation Notice”) of the material terms and conditions of the FNHC Alternate Transaction. Crosswinds shall have a period of up to 60 days (the “Crosswinds Participation Acceptance Period”) after receipt of the Participation Notice within which to notify FNHC that it wishes to exercise its option to participate in the FNHC Alternate Transaction.  Crosswinds may participate in the FNHC Alternate Transaction either directly or indirectly through any Person that is an Affiliate of Crosswinds. If Crosswinds exercises its option to participate, then Crosswinds, FNHC and, if applicable, any Affiliate of FNHC shall take all action within their respective power to consummate the FNHC Alternate Transaction within 120 days of the expiration of the Participation Acceptance Period on the terms and conditions set forth in the Participation Notice. Notwithstanding the foregoing, if 120 days is not sufficient time to enable Crosswinds, FNHC and, if applicable, any Affiliate of FNHC to obtain all necessary consents from any third party or Governmental Authority and enter into any necessary agreements and amendments of existing agreements, such 120 days will be extended for the period reasonably necessary to complete such actions, but not in excess of 60 additional days.  If Crosswinds does not exercise its right to invest in such FNHC Alternate Transaction or if, having exercised its right to participate in such FNHC Alternate Transaction, Crosswinds fails to consummate its investment in the FNHC Alternate Transaction, FNHC shall be free to engage in the FNHC Alternate Transaction described in the Participation Notice with a third party, provided that such FNHC Alternate Transaction is consummated within 12 months after the expiration of the Participation Acceptance Period upon substantially the same terms and conditions (other than price, which may be higher, but, unless Crosswinds exercised its right to participate but failed to consummate the FNHC Alternate Transaction, may not be less than the price set forth in the Participation Notice) as set forth in the Participation Notice.

9.5.2 FNHC Participation Right.
(a) For so long as Crosswinds is a Member, promptly following a decision by Crosswinds or one of its wholly-owned Affiliates to take substantial steps to explore a potential Crosswinds Alternate Transaction, Crosswinds shall provide written notice to FNHC (a “Preliminary FNHC Participation Notice”), which notice shall describe in reasonable detail the nature of the action(s) triggering the notice.  Crosswinds shall keep FNHC informed on a current basis as to the status of any potential Crosswinds Alternate Transaction as well as any material developments related to such proposed Crosswinds Alternate Transaction. Within five Business Days of entering into a definitive written agreement that, if consummated, would constitute a Crosswinds Alternate Transaction, Crosswinds shall provide written notice to FNHC of such agreement (the “FNHC Participation Notice”) and, subject to the execution of any confidentiality, process, or other similar letter or agreement as may be required by the counterparty to such agreement, offer FNHC the opportunity, but not the obligation, to invest in such Crosswinds Alternate Transaction on substantially similar material terms and conditions as those agreed to by Crosswinds; but FNHC shall not be entitled to (i) any rights associated with any commercial or strategic relationship to be entered into between Crosswinds or one of its wholly-owned Affiliates as part of the transaction, or (ii) in the event that Crosswinds or any of its Affiliates acts as an investment manager in connection with such Crosswinds Alternate Transaction, any share of any investment manager fees, other fees typically earned by an investment manager or sponsor in comparable transactions, or any other preferred compensation related to Crosswinds’ investment manager status.  FNHC shall have a period of up to 60 days (the “FNHC Participation Acceptance Period”) after receipt of the FNHC Participation Notice within which to notify Crosswinds that it wishes to exercise its option to participate in the Crosswinds Alternate Transaction.  FNHC may participate in the Crosswinds Alternate Transaction either directly or indirectly through any Person that is an Affiliate of FNHC in an amount equal to the total size of Crosswinds’ proposed investment in such Crosswinds Alternate Transaction.  If FNHC does not exercise its right to invest in such Crosswinds Alternate Transaction, or if, having exercised its right to participate in such Crosswinds Alternate Transaction, FNHC fails to consummate its investment in the Crosswinds Alternate Transaction, Crosswinds  shall be free to engage in the Crosswinds Alternate Transaction described in the FNHC Participation Notice with a third party, provided that such Crosswinds Alternate Transaction is consummated within 12 months after the expiration of the FNHC Participation Acceptance Period upon substantially the same terms and conditions (other than price, which may be higher, but, unless FNHC exercised its right to participate but failed to consummate the Crosswinds Alternate Transaction, may not be less than the price set forth in the Participation Notice) as set forth in the FNHC Participation Notice. Notwithstanding the foregoing, nothing in this Section 9.5.2 shall restrict Crosswinds from consummation of a Crosswinds Alternate Transaction during the FNHC Participation Acceptance Period, provided Crosswinds complies with the requirements of Section 9.5.2(b).
(b) If FNHC elects to exercise its opportunity to invest in a Crosswinds Alternate Transaction in accordance with Section (a) and such Crosswinds Alternate Transaction is consummated prior to the expiration of the FNHC Participation Acceptance Period, Crosswinds shall use its commercially reasonable efforts to assign or participate to FNHC FNHC’s portion of the investment in exchange for cash consideration in an equal amount.
Section 9.6 Buy-Sell Rights.
9.6.1 In the event neither Crosswinds nor FNHC has exercised its respective rights under Section 9.3 or Section 9.4, respectively, and in the event the voting Members have not agreed upon an exit strategy pursuant to Section 9.2, for a period of 120 days following the expiration of the 180-day period for delivery of the ROFO Notice set forth in Section 9.4, either Crosswinds or FNHC (the “4th-Year Exercising Member”) shall have the right and option to purchase (a “4th–Year Call Right”) all, and not less than all, of the Class A Units (such Units, the “4th-Year Call Units”) in the manner, for the price and on the terms and conditions contained in Section 9.4 and set forth in the written notice of such exercise (the “4th-Year Call Option Notice”) to all other Class A Members (the “Selling Members”).
9.6.2 The purchase price per Unit (the “4th-Year Purchase Price”) of any 4th-Year Call Unit shall be determined at the discretion of the 4th-Year Exercising Member and set forth in the 4th-Year Call Option Notice.

9.6.3 Upon receipt of the 4th-Year Call Option Notice, FNHC or Crosswinds, as applicable, shall have the right to become the 4th-Year Exercising Member (and the initial 4th-Year Exercising Member shall become a Selling Member) and purchase all, and not less than all of the Class A Units owned by the Selling Members for the 4th-Year Purchase Price set forth in the 4th-Year Call Option Notice. The replacement 4th-Year Exercising Member shall send the initial 4th-Year Exercising Member and all other Members written notice of its exercise and thereafter, for purposes of this Section 9.6, the 4th-Year Call Units shall be deemed to be as described in this Section 9.6.3.
9.6.4 The 4th-Year Purchase Price with respect to any 4th-Year Call Units purchased by the 4th-Year Exercising Member shall be paid by wire transfer of immediately available funds to an account designated by each Selling Member promptly upon delivery of the documents reasonably required for the 4th-Year Call Closing under Section 9.6.5.
9.6.5 Any purchase of Units pursuant to this Section 9.6 shall be consummated (the “4th-Year Call Closing”) at the Company’s principal office at 10:00 a.m., prevailing business time, on the date (the “4th-Year Call Closing Date”) which is the 120th day after the date of the 4th-Year Call Option Notice; but, if any regulatory approval or waiting period is required in connection with any such purchase, then such 120-day period shall be extended by the number of days necessary to satisfy such regulatory requirement, but in no event shall such period be extended by more than 60 days.   If such date is not a Business Day, the 4th-Year Call Closing shall occur at the same time and place on, and the 4th-Year Call Closing Date shall be, the next succeeding Business Day. At the 4th-Year Call Closing, the Selling Members shall deliver to the 4th-Year Exercising Member the duly executed written instruments of transfer of such Units to be sold by it in connection with the 4th-Year Call Right, in form and substance satisfactory to 4th-Year Exercising Member.
9.6.6 In the event a Selling Member fails to designate an account to receive a wire transfer or fails to deliver such Units, in proper form for Transfer, on the 4th-Year Call Closing Date, the 4th-Year Exercising Member may elect to deposit the cash representing the 4th-Year Purchase Price (minus any escrow fees) with an escrow agent.  From and after the deposit of such adjusted 4th-Year Purchase Price, such Units shall be deemed for all purposes (including the right to vote, receive payment of distributions and exercise rights under this Agreement) to have been transferred to the 4th-Year Exercising Member, and the Units registered in the name of such Selling Member shall be deemed to have been canceled and to represent solely a right to receive payment of the 4th-Year Purchase Price (minus any escrow fees), without interest, from the escrow account.  If the proceeds of sale have not been claimed by such Selling Member (by delivery of duly executed written instruments of transfer of such Units, in proper form for transfer) prior to the fourth anniversary of the 4th-Year Call Closing Date, the escrow deposits, and all interest earned thereon, shall be returned to the 4th-Year Exercising Member, and such Selling Member shall look solely to the 4th-Year Exercising Member for payment of the 4th-Year Purchase Price.  The escrow agent shall not be liable for any action or inaction taken by him in good faith.

9.6.7 Upon the delivery of the 4th-Year Call Option Notice, the Selling Member’s respective rights, as a Class A Member, under this Agreement shall terminate; but, if the 4th-Year Call Closing shall not have occurred on or before the applicable 4th-Year Call Closing Date (other than due to a failure of the Selling Member to comply with its obligations under Section 9.6), then such Selling Member’s rights as a Class A Member shall be reinstated.
9.6.8 For the period between March 1st and April 15th of 2019 and for each calendar year thereafter, each of the Class A Members may exercise the 4th-Year Call Right upon the same terms as set forth in this Section 9.6.
Section 9.7 TransRe Sale Rights.
9.7.1 In the event the voting Members have not agreed upon an exit strategy pursuant to Section 9.2, for a period of 120 days following (a) the expiration of the 180-day period set forth for delivery of the ROFO Notice in Section 9.4 or (b) if Crosswinds delivered a ROFO Notice and a ROFO Transaction with FNHC was not consummated within the time required by Section 9.4, the earlier of (i) notice from Crosswinds to TransRe that it is no longer pursuing a Third Party Offer or (ii) expiration of the 12-month period for consummation of a Third Party Offer in Section 9.4, TransRe shall offer Crosswinds and FNHC the opportunity, but not the obligation, to purchase all, but not less than all, of the Units held by TransRe in the manner, for the price and on the terms and conditions set forth in the written notice of such exercise  (the “TransRe Sale Offer”) to Crosswinds and FNHC.
9.7.2 The purchase price per Unit (the “TransRe Sale Price”) of the Units to be sold by TransRe pursuant to this Section 9.7 shall be determined at the discretion of TransRe and set forth in the TransRe Sale Notice.
9.7.3 Each of Crosswinds and FNHC shall have a period of up to 30 days after receipt of the TransRe Sale Offer within which to notify TransRe (the “TransRe Sale Request”) that it wishes to exercise its option to purchase all, but not less than all, of the Units held by TransRe (each Member who delivers a TransRe Sale Request, whether one or more, the “Exercising Member”). In the event that both Crosswinds and FNHC accept the TransRe Sale Offer, together Crosswinds and FNHC shall purchase all of the Units held by TransRe with each purchasing such Units in proportion to the relative number of Class A Units held by each Exercising Member.  If either or both of Crosswinds and FNHC has not accepted the offer contained in the TransRe Sale Offer by delivering a TransRe Sale Request in the required time, each such party that did not deliver a TransRe Sale Request shall be deemed to have irrevocably waived its rights under this Section 9.7 with respect to such TransRe Sale Offer. If both Crosswinds and FNHC shall fail to deliver a TransRe Sale Request in the required time, TransRe shall thereafter be free, for a period of 180 days from the date of the TransRe Sale Offer, to Transfer all of its Units on the same terms (other than price per Unit, which may be higher, but may not be lower) and subject to the same conditions applicable to the Units set forth in the TransRe Sale Offer.

9.7.4 Within ten Business Days following the receipt of the TransRe Sale Request, TransRe shall execute and deliver to the Exercising Member duly executed written instruments of transfer of TransRe’s Units, in form and substance reasonably satisfactory to the Exercising Member, that warrant to the Exercising Member that  TransRe shall Transfer its Units free and clear of any Encumbrances, together with any other documents reasonably required to be executed in connection with such Transfer of Units. If TransRe shall fail to deliver such documents to the Exercising Member, the Company shall cause its books and records to show that TransRe’s Units are subject to the provisions of this Section 9.7.4 and that such Units shall be transferred to the Exercising Member immediately upon surrender for transfer by TransRe.
9.7.5 In the event that TransRe did not sell its Units to a third party within the required time described in Section 9.7.3, for a period of 10 days following the expiration of such 180-day period set forth in Section 9.7.3, TransRe shall have the right to require the Company to redeem all and not less than all of its Units at a price (the “TransRe Redemption Price”) equal to the Fair Market Value calculated in accordance with Section 8.8 of such Units, but, the valuation methodology for determination of Fair Market Value shall be the same as used in the determination of the 4-Year Valuation and the cost of the qualified independent appraiser shall be borne solely by the Company. TransRe may only exercise this redemption right by serving a written notice on the Company (the “TransRe Redemption Request”) requesting redemption of all of the Units held by TransRe.  No TransRe Redemption Notice, once delivered to the Company, may be withdrawn and is considered irrevocable.
9.7.6 The Company shall establish a date (the “TransRe Redemption Date”) to redeem all of the Units of TransRe as the Board reasonably determines, but in no event shall the TransRe Redemption Date be later than 30 days after, the final determination of the TransRe Redemption Price. The Company shall deliver a written notice of the TransRe Redemption Date (the “TransRe Redemption Notice”) to TransRe not less than 5 days subsequent to the final determination of the Fair Market Value of the Units of TransRe to be redeemed.  The TransRe Redemption Notice shall include:
(a) The TransRe Redemption Date;
(b) The TransRe Redemption Price; and
(c) A document that TransRe is to duly execute and deliver to warrant to the Company that TransRe shall surrender its Units free and clear of any Encumbrances.

9.7.7 On or before the applicable TransRe Redemption Date, TransRe  shall deliver the document referred to in Section 9.7.6(c). The purchase price for such Units shall be due and payable upon the earlier of a Conveyance Triggering Event or the fourth anniversary of the TransRe Redemption Date, increased annually on a compound basis by the Mid-Term Applicable Federal Rate published for the month on which TransRe Redemption Date occurs; but, the Company may, in its sole discretion, prepay, without premium or penalty, the Redemption Price in whole or in part on any earlier date or dates.
9.7.8 If the TransRe Redemption Notice shall have been duly given, then notwithstanding TransRe’s failure to deliver the document referred to in Section 9.7.6(c), all rights with respect to such Units shall forthwith after the Redemption Date terminate, except only the right of TransRe to receive the TransRe Redemption Price as set forth in Section 9.7.7 without additional interest upon delivery of such document to the Company.
9.7.9 Notwithstanding anything contained in this Agreement, the Company may pay the TransRe Redemption Price by making a liquidating distribution of Monarch National Holdings stock to TransRe in an amount equal to the TransRe Redemption Price, as adjusted pursuant to Section 9.7.7, which stock the Company agrees to buy back, or to cause Monarch National Holdings to buy back, for cash in an amount equal to the TransRe Redemption Price as adjusted pursuant to Section 9.7.7.
Section 9.8 Subsidiary Management Rights and Obligations
9.8.1 The action of the board of any Subsidiary of the Company will require the prior approval of the Board on behalf of the Company in its capacity as direct or indirect shareholder of such Subsidiary.  Each Member agrees to cause any Person acting as a director or officer of any such Subsidiary to act in accordance with this Section 9.8 and this Agreement.  The executive officers of each Subsidiary of the Company shall be designated by FNHC, subject to Board oversight.
9.8.2 For so long as Crosswinds and FNHC each hold a Percentage Interest above the Minimum Control Threshold Amount, each will have the right to designate half of the directors to be elected to the board of any Subsidiary by the Company, except Monarch National; which right Crosswinds and FNHC may respectively also exercise in the event of the resignation, removal or death of such designated directors.
9.8.3 In the event Crosswinds’ Percentage Interest falls below the Minimum Control Threshold Amount, FNHC will have the right to designate all of the directors to be elected to the board of any Subsidiary for so long as FNHC’s Percentage Interest is equal to or greater than the Minimum Control Threshold Amount; in which case FNHC may request, and the Company shall cause the removal of, the director(s) to such Subsidiary designated by Crosswinds.

9.8.4 In the event FNHC’s Percentage Interest falls below the Minimum Control Threshold Amount, Crosswinds will have the right to designate all of the directors to be elected to the board of any Subsidiary for so long as Crosswinds’ Percentage Interest is equal to or greater than the Minimum Control Threshold Amount; in which case Crosswinds may request, and the Company shall cause the removal of, the director(s) to such Subsidiary designated by FNHC.
9.8.5 In the event both Crosswinds’ and FNHC’s Percentage Interests, respectively, fall below the Minimum Control Threshold Amount, the Board will have the right to designate two directors to be elected to the board of any Subsidiary, and the Board may cause the removal of any directors previously designated by Crosswinds or FNHC.
9.8.6 The directors elected to the board of any Subsidiary will carry out their duties in accordance with the instructions of the Board acting in accordance with the terms of this Agreement, any director elected to the board of a Subsidiary that fails to carry out such instructions, subject only to the requirements of applicable law, shall be removed by the Board.
9.8.7 The Board and the Members will take all actions within their respective powers required to cause the Company to effectuate the provisions of this Section 9.7, and the Board and the Members will not take any action that would contravene or impede the Company from effectuating the provisions of this Section 9.7.
Section 9.9 Termination of FNHC Services Agreement other than for Cause.  If the FNHC Services Agreement is terminated by Monarch National other than for cause (as defined therein), FNHC shall be entitled to receive from the Company a termination fee equal to the aggregate fees paid by Monarch National under the FNHC Services Agreement for the twelve (12) calendar months immediately preceding the date of termination.  Such termination fee shall be due and payable to FNHC within five Business Days from the date of termination of the FNHC Services Agreement.
Section 9.10 Debt Participation Right.  In the event that the Company or any of its Subsidiaries determines to incur any debt or liability described in Section 6.2.2(k) (excluding short-term indebtedness not exceeding $250,000 in the aggregate that is incurred in the ordinary course of business),  including as set forth in the Annual Budget (the “Offered Debt”), the Company shall offer the Members the opportunity, but not the obligation, to participate, on a Pro Rata Basis, in such Offered Debt on the material terms and conditions set forth in a “Debt Notice.” Each Member shall have a period of 30 days (the “Debt Acceptance Period”) after receipt of the Debt Notice within which to notify the Company that it wishes to exercise its option to participate in the Offered Debt.  After the expiration of the Debt Acceptance Period and if any Offered Debt remains after allocating the Offered Debt to the Participating Members (the “Remaining Debt”), the Company shall promptly, in writing, notify each Member that elected to participate in the Offered Debt (each, a “Participating Member”) of the amount of such Remaining Debt and shall offer the Participating Members the opportunity, but not the obligation, to participate in all or such portion of the Remaining Debt. Each Participating Member shall have a period of 10 days after receipt of notice from the Company of the Remaining Debt within which to notify the Company that it wishes to exercises its option to participate in the Remaining Debt and such notice (the “Additional Participation Notice”) shall set forth the amount in which the Participating Member desires to participate. In the event that the aggregate amounts set forth in all of the Additional Participation Notices received by the Company in the required time exceeds the Remaining Debt, each Participating Member shall participate in the Remaining Debt in proportion to the relative number of Units held by each Participating Member.  If none of the Members exercise the right to participate in the Offered Debt, if the Participating Members do not desire to participate in 100% of the Remaining Debt or if, having exercised its right to participate in such Offered Debt, any Member fails to consummate its participation, the Company shall be free to enter into an agreement with a third party for such Offered Debt, provided that the Offered Debt is consummated within six months after the expiration of the Debt Acceptance Period upon substantially the same terms and conditions (other than price, which may be higher, but, unless a Member exercised its right to participate but failed to consummate its participation, may not be less than the price set forth in the Debt Notice) as set forth in the Debt Notice.

ARTICLE 10
DISSOLUTION AND LIQUIDATION
Section 10.1 Dissolution.  The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:
10.1.1 Unanimous consent of the Members;
10.1.2 The entry of a decree of judicial dissolution; or
10.1.3 The sale of substantially all the assets of the Company and the distribution to the Members of all proceeds from such sale.
Section 10.2 Involuntary Dissolution.  The Company shall not be dissolved upon the occurrence of the following:
10.2.1 The Bankruptcy or dissolution of a Member; or
10.2.2 Any other event specified by the Act that terminates the continued membership in the Company of a Member.
Section 10.3 Reformation of Company. If, notwithstanding the provisions of Section 10.2, the Company is deemed involuntarily dissolved by operation of law as a result of the occurrence of any of the events enumerated in Section 10.2,the Company shall not be dissolved if a majority in Interest of the remaining Members not responsible for the occurrence of such event, within 90 days after the date of any of such events, elect to continue the business of the Company, in a reconstituted form.

Section 10.4 Liquidation Procedures. Upon the dissolution of the Company in accordance with the provisions of Section 10.1 or Section 10.2, the Company shall be liquidated in accordance with the following procedures:
10.4.1 Winding Up.  Upon dissolution of the Company pursuant to Section 10.1 hereof, the Company shall immediately commence to wind up its affairs and the Company shall proceed with reasonable promptness to liquidate the business of the Company and (at least to the extent necessary to pay any debts and liabilities of the Company) to convert the Company’s assets into cash.  A reasonable time shall be allowed for the orderly liquidation of the business and assets of the Company in order to reduce any risk of loss that might otherwise be attendant upon such liquidation.
10.4.2 Management Rights During Winding Up.  During the period of the winding up of the affairs of the Company, the Board shall manage the Company and shall make with due diligence and in good faith all decisions relating to the conduct of any business or operations during the winding up period and to the sale or other disposition of the assets of the Company.
10.4.3 Liquidating Trustee. The Board may approve a Person who shall conduct such winding up and termination of the business and affairs of the Company and shall act as Liquidating Trustee of the Company.
10.4.4 Form of Distributions. The Board or Liquidating Trustee (as the case may be) shall determine whether the liquidating distributions shall be entirely in cash or in whole or in part a distribution of the Company’s assets in kind.
Section 10.5 Distributions in Liquidation. The Company shall apply or distribute Cash Flow from Liquidation in the following manner and in the following order of priority:
10.5.1 In payment of debts and obligations of the Company owed to third parties, which shall include any Member as the holder of any secured loan and to the expenses of liquidation in the order of priority as provided by law; then
10.5.2 To the setting up of any reserves which the Board or Liquidating Trustee (as the case may be) may deem necessary for any contingent or unforeseen liabilities or obligations of the Company; then
10.5.3 In payment of any debts or obligations of the Company to any Manager, including any non-reimbursed Company expenses; then
10.5.4 In payment of any accrued but unpaid interest on, and then in payment of the unpaid principal balance, if any, of any and all loans made by any Member to the Company in accordance with this Agreement; then
10.5.5 To the Members in accordance with Section 4.6.2 as though such liquidation was a Capital Event.
Net Losses attributable to the expenditure of funds held under the reserve in Section 10.5.2 shall be allocated to each Member to the extent such expenditure will reduce the amount of cash eventually distributed to each Member.

Section 10.6 Distributions In Kind.  The Board shall use its best efforts to dispose of the assets of the Company so that the liquidating distributions under Section 10.5 may be made to the Members in cash; but, at the time of the termination of the Company, the Board may determine, in its sole discretion, that certain assets owned by the Company shall be distributed in kind to the Members, in lieu of cash, proportionately to their right to receive the assets of the Company on an equitable basis reflecting the then fair market value of the assets so distributed, which fair market value shall be determined as of the date of such distribution by an appraisal from an experienced third-party appraiser engaged by the Board.  Each Member’s Capital Account shall be charged or credited, as the case may be, as if each asset distributed in kind had been sold for cash at fair market value and the Net Profit or Net Loss recognized thereby had been allocated to and among the Members in accordance with Article 4.
ARTICLE 11
AMENDMENT OF AGREEMENT; MEETINGS
Section 11.1 Amendments.
11.1.1 Power to Amend.  Notwithstanding anything in the Act or this Agreement to the contrary, the Board shall have the power, without Member Approval, to amend this Agreement or the Certificate of Formation as may be required to facilitate or implement any of the following purposes to:
(a) add to the obligations of the Board or surrender any right or power granted to the Board or any Affiliate of the Members designating the members of the Board for the benefit of the Members;
(b) reflect the admission, substitution, termination, or withdrawal of Members in accordance with this Agreement;
(c) reflect the Transfer of Units in accordance with this Agreement;
(d) reflect a change that does not adversely affect the Members;
(e) satisfy any requirement, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency, any order of any court of competent jurisdiction, any opinion of any relevant court interpreting a statute or other law, or contained in any federal or state statute; and
(f) amend the provisions of the Agreement relating to the allocation of profits or losses or items thereof (including nontaxable receipts and nondeductible expenditures) or credits among Members if the Company is advised by its independent certified public accountants or legal counsel that it is likely that such allocations would not be respected for federal income tax purposes, but such amendments to the maximum extent possible shall not alter the rights of Members to receive distributions as provided in the Agreement.

11.1.2 Consent of Members Required.  Except as otherwise provided in Section 11.1.1, this Agreement shall not be amended unless such amendment is adopted by a Supermajority of Managers and approved by (a) the unanimous consent of the Members in the case of (i) any amendment to Section 11.1 or (ii) any amendment that would be reasonably likely to jeopardize the status of the Company as a limited liability company under federal income tax law; (b) each Member adversely affected in the case of any amendment that would (i) impose an obligation on any Member to increase or reduce its Capital Contributions, (ii) modify the limited liability of any Member, (iii) further restrict the transferability of all or any part of a Member’s Interest, or (iv) increase the liabilities or obligations, or diminish the rights and protections of, a particular Member or group of Members; and (c) the Class B Members, other than (if applicable) Crosswinds or FNHC or their respective Affiliates, in the case of (i) any amendment to Section 6.2.3 , Section 3.7 or (ii) any amendment that results in a recapitalization or other change in the capital structure of the Company that adversely affects any preference of the Class B Units set forth in this Agreement.
Section 11.2 Meetings of Members.
11.2.1 General.  The Board may call meetings of Members.  In addition, the Board shall call a meeting upon the request in writing (including by e-mail) , of any Member who has an Ownership Percentage of at least 50% at such time.  Such meetings shall be held at the principal office of the Company, or at such other place as may be designated by the Board.  Notice of any such meeting shall be given to all Members not less than 10 days or more than 60 days prior to the date of such meeting.  The notice shall state the purpose(s) of the meeting.  Members may vote in person or by proxy at such meeting.
11.2.2 Actions Without a Meeting.  Any action required or permitted to be taken at a meeting of Members may be taken without a meeting upon request by the adoption of a resolution in writing, including by e-mail or other electronic vote conducted according to the procedures set forth in Section 11.2.3, setting forth the action so taken and signed or authenticated by the Members holding a majority of the voting Interests (or such greater percentage as is expressly required by this Agreement or the Act).  Such writing or electronic vote may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a majority of the Members (or such greater percentage as is expressly required by this Agreement or the Act) at a meeting of the Members.  Such writing or electronic vote shall be filed with the Board.  An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.  For the purposes of the actions taken by the Members pursuant to this Section 11.2.2, the Board shall be permitted to participate as part of the unanimous consent of the Members, notwithstanding the definition of such term in this Agreement.

11.2.3 Conduct of Electronic Voting. Notwithstanding the attendance of a quorum at a meeting of the Members, and to the extent not prohibited by the Act, voting on resolutions properly brought before any meeting may be taken at such meeting, or if the resolution so provides, may be made electronically, by e-mail sent by the Member voting to the Board, if there is no reason to believe that such e-mail is not authentic. The period for electronic voting shall be set forth in the resolution to be voted on, but shall open within 24 hours of the question being called, and shall remain open for a minimum of seven days after notice is provided to each Member of the electronic vote to be taken.  Any Member not present at the meeting at which the question is called shall promptly be given notice of the resolution and the manner in which votes are being taken.  As soon as the number of Members required for the passage or defeat of the resolution in question have voted for its passage or defeat, the Board shall then give notice to each Member, and the period for electronic voting shall close approximately 24 hours thereafter at the time set forth in the Board’s notice, even if the seven day window will not yet have expired.  An electronic vote may be withdrawn by a Member by notice to the Board, but such notice (which may be by e-mail notice) must occur before the Board has announced that the number of Members required for the passage or defeat of the resolution in question have voted for its passage or defeat; thereafter, no vote submitted on the question at any time may be withdrawn except upon the sworn affidavit of the Member in question that the vote recorded was not submitted by such Member or pursuant to any clerical authority granted by such Member.  Voting on any question or resolution electronically in accordance with this Agreement shall constitute a waiver of notice of the meeting at which such question was posed or resolution proposed, and shall also constitute a waiver of the use of the validity of electronic voting for such question or resolution, except for the Member using electronic means to clearly and conspicuously assert that the question or resolution may not be properly submitted to an electronic vote, or that the vote is being taken in a manner that is contrary to the Act or this Agreement.
11.2.4 Proxy.  Each Member may authorize any Person or Persons to act for him by proxy on all matters in which the Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting.  Every proxy must be signed by the Member or its attorney-in-fact.  For any proxy that must be in writing, this requirement is satisfied if the proxy is by e-mail and a copy of the proxy e-mail is delivered to the proxy holder.  No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy.  Every proxy shall be revocable at the pleasure of the Member executing it.
ARTICLE 12
GENERAL PROVISIONS
Section 12.1 Further Assurances.  Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as the Board may reasonably deem necessary or advisable to carry out the intent and purpose of this Agreement.
Section 12.2 Notices.  Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications that any party to this Agreement may desire or be required to give hereunder shall be in writing, or by e-mail if an e-mail address has been provided to the Board, and shall be given by hand by depositing the same, or if e-mail a copy of, in the United States mail, first class postage prepaid, certified mail, return receipt requested, or by a recognized overnight courier service providing executed confirmation of delivery, to, with respect to each Member, the address set forth under such Member’s name in Schedule 1 and, with respect to the Board and the Company, to the Company’s registered office address as set forth in Section 2.5 or at such other address as may be designated by the addressee thereof (which in the case of the Company, shall be designated by the Board) upon written notice to all of the Members.  All notices given pursuant to this Agreement shall be deemed to have been given (a) if delivered by hand on the date of delivery or on the date delivery was refused by the addressee, (b) if sent by United States mail, three Business Days following deposit of the notice in the mail, (c) if sent by overnight courier or express mail, one Business Day following deposit of the notice with the courier or express mail provider, or (d) if sent by e-mail, one Business Day following the sending of the e-mail, as long as the sender did not receive correspondence attesting to the failure of the electronic delivery.

Section 12.3 Headings and Captions.  All headings and captions contained in this Agreement and the table of contents hereto are inserted for convenience only and shall not be deemed a part of this Agreement.
Section 12.4 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one Agreement.  Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.
Section 12.5 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
12.5.1 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, without regard to conflicts of laws principles.
12.5.2 All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, and the parties to this Agreement hereby irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  The consent to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties to this Agreement or as specifically provided herein.  The parties to this Agreement agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

12.5.3 EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Section 12.6 Partition.  The Members hereby agree that no Member nor any successor-in-interest to any Member shall have the right to have the property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Company partitioned, and each Member, on behalf of himself, his successors, representatives, heirs and assigns, hereby waives any such right.
Section 12.7 Invalidity.  In the event that any provision or requirement of this Agreement is in violation of any law or regulation or otherwise found to be invalid or unenforceable in any jurisdiction, (a) such provision or requirement shall not be enforced except to the extent it is not in violation of such laws or regulations or otherwise invalid or unenforceable, (b) the Parties will promptly renegotiate to restore such provision or requirement of this Agreement as near as possible to its original interest and effect, and (c) all other provisions and requirements of this Agreement shall remain in full force and effect.
Section 12.8 Successors and Assigns.  This Agreement shall be binding upon the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and legal assigns and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs and legal assigns.  No Person other than the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and permitted assigns shall have any rights or claims under this Agreement.
Section 12.9 Entire Agreement.  This Agreement, together with the recitals contained herein and Exhibits and Schedules attached hereto, supersedes all prior agreements among the parties with respect to the subject matter hereof and contains the entire agreement among the parties with respect to such subject matter.
Section 12.10 Additional or Substituted Members.  If this Agreement shall be amended as a result of adding or substituting a Member, the amendment to this Agreement shall be signed by each Manager and by the Person to be added or substituted and by the assigning Member, if any.  In making any amendments, the Board shall prepare and file (or cause to be prepared and filed) for recordation such documents and certificates as shall be required to be prepared and filed.
Section 12.11 No Third Party Beneficiaries.  This Agreement is not intended and shall not be construed as granting any rights, benefits or privileges to any Person not a party to this Agreement.
Section 12.12 Maintenance as a Separate Entity.  The Company shall maintain books, records and accounts separate from those of its Affiliates and hold itself out to the public as a legal entity separate and distinct from its Affiliates.
Section 12.13 Construction of Agreement.  This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same.  Further, each Member acknowledges and agrees that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

Section 12.14 Confidentiality.  Subject to applicable legal and regulatory requirements, each Member shall maintain the confidentiality of the existence and contents of this Agreement, each Member’s identity and the Company’s business, operations, trade secrets and financial results.  No Member will reveal such matters to others except (a) as approved by the Board, (b) to its lenders, advisors, counsel, representatives, members, partners, shareholders, officers or directors (collectively, its “Representatives”), or (c) to the extent ordered by a court or required by law; but, its Representatives shall be informed by the relevant Member of the confidential nature of the contents of this Agreement and such Member shall be responsible for causing such Representatives to comply with the foregoing confidentiality undertaking.  Except as required by applicable law, no advertisement or other publicity concerning this Agreement will be made or disseminated by any Member without the approval of the Board, which approval will not be unreasonably withheld.  Notwithstanding the foregoing provisions of this Section 12.14, each Member and its Representatives may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions and all materials of any kind (including opinions or other tax analyses) that are provided to the Member relating to such tax treatment or tax structure.  Furthermore, each Member acknowledges and agrees that it does not know or have reason to know that its use or disclosure of information related to the tax treatment or tax structure with respect to the offering of Interests or the Company is limited in any other manner for the benefit of any other Person.
Section 12.15 Additional Default Remedies.  In the event of a default by any Member (that is not cured within any applicable cure period), the non-defaulting Members and/or the Company, in addition to the rights and remedies set forth elsewhere in this Agreement, shall have all rights and remedies at law and in equity, including the right to specific performance.  In addition, if any Member(s) (or the Company) brings any action to collect an amount due to it hereunder, the prevailing party in such action shall be entitled to all costs incurred therein, including reasonable legal fees.
Section 12.16 Legal Representation.  Each party to this Agreement acknowledges that it may have an actual or potential adverse interest or conflict of interest in relationship to the other parties.  Each party to this Agreement acknowledges that counsel to the Company drafted this Agreement on behalf of the Company and not on behalf of any other party.  Accordingly, each party acknowledges that it has been advised by legal counsel for the Company to obtain independent legal counsel, if desired, to review this Agreement.

ARTICLE 13
POWER OF ATTORNEY
Section 13.1 Company as Attorney-In-Fact.  Each Member hereby makes, constitutes, and appoints the Company with full power of substitution and resubstitution, his true and lawful attorney-in-fact for him and in his name, place, and stead and for his use and benefit, to sign, execute, certify, acknowledge, swear to, file, and record:  (a) all certificates of limited liability company, amended name or similar certificates, and other certificates and instruments (including counterparts of this Agreement) that the Company may deem necessary or appropriate to be filed by the Company under the laws of the State of Delaware; (b) any and all certificates and forms, including without limitation IRS Form 8832, establishing the tax classification of the Company; (c) any and all amendments or changes to this Agreement and the instruments described in (a), as now or hereafter amended, that the Company may deem necessary or appropriate to effect a change or modification of the Company in accordance with the terms of this Agreement, as provided in Article 11; (d) all certificates of cancellation and other instruments which the Company may deem necessary or appropriate to effect the dissolution and termination of the Company pursuant to the terms of this Agreement; and (e) any other instrument which is now or may hereafter be required by law to be filed on behalf of the Company or is deemed necessary or appropriate by the Company to carry out fully the provisions of this Agreement in accordance with its terms.  Each Member authorizes each such attorney-in-fact to take any further action that such attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with the foregoing as fully as such Member might or could do personally, and hereby ratifying and confirming all that any such attorney-in-fact shall lawfully do or cause to be done by virtue thereof or hereof.
Section 13.2 Nature as Special Power.  The power of attorney granted pursuant to this Article 13:
(a) Is a special power of attorney coupled with an interest and is irrevocable;
(b) May be exercised by any such attorney-in-fact by listing the Members executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Members; and
(c) Shall survive the death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of a Member and shall survive the delivery of an assignment by a Member of the whole or a portion of his Interests, except that where the assignment is of such Member’s entire Interests and the assignee is admitted as a Member, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution.

[Remainder of this page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
COMPANY:

MONARCH DELAWARE HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ Colin King
Name: Colin King
Title: Manager

[SIGNATURE PAGE TO OPERATING
AGREEMENT OF MONARCH DELAWARE HOLDINGS LLC]

MEMBER:

CROSSWINDS INVESTOR MONARCH LP,
a Delaware limited partnership

By:	Crosswinds Monarch GP LLC,
a Delaware limited liability company
its General Partner

By:	/s/ Colin King
Name: Colin King
Title: Chief Executive Officer

[SIGNATURE PAGE TO OPERATING
AGREEMENT OF MONARCH DELAWARE HOLDINGS LLC]

MEMBER:

FEDERATED NATIONAL HOLDING COMPANY,
a Florida corporation

By:	/s/ Michael H. Braun
Name: Michael H. Braun
Title: Chief Executive Officer & President

[SIGNATURE PAGE TO OPERATING
AGREEMENT OF MONARCH DELAWARE HOLDINGS LLC]

MEMBER:

TRANSATLANTIC REINSURANCE COMPANY,
a New York corporation

By:	/s/ Thomas Cholnoky
Name: Thomas Cholnoky
Title: Executive Vice President

[SIGNATURE PAGE TO OPERATING
AGREEMENT OF MONARCH DELAWARE HOLDINGS LLC]

 SCHEDULE 1

Member Name and Address for Notice	Capital Contribution	Class A Units	Class B Units
Crosswinds Investor Monarch LP 1325 Avenue of the Americas, 28th Floor New York, New York 10019 Attn: Chief Executive Officer Phone: (212) 521-1005 E-mail: colin@crosswindsinc.com	US$14,000,000.00	140	0
Federated National Holding Company 14050 Northwest 14th Street, Suite 180 Sunrise, Florida 33323 Attn: Chief Executive Officer Phone: (954) 308-1322 E-mail: mbraun@fednat.com	US$14,000,000.00	140	0
Transatlantic Reinsurance Company One Liberty Plaza, 165 Broadway New York, NY 10006 Attn: Vice-President and Assistant General Counsel Phone: (212) 365-2294 E-mail: kyapp@transre.com	US$5,000,000.00	0	50
TOTAL	US$33,000,000.00	280	50

Schedule 1 - Page 1

SCHEDULE 2
RESERVED

Schedule 2 - Page 1

SCHEDULE 3
APPROVED AGREEMENTS

a)	The FNHC Services Agreement.
b)
That certain Investment Management Services Agreement, dated March 17, 2015, by and among the Company, Monarch National, Monarch National Holdings, and Crosswinds AUM LLC, a Delaware limited liability company.

c)	That certain Reinsurance Capacity Right of First Refusal Agreement, dated March 17, 2015, by and between Monarch National and TransRe.
d)	That certain Promissory Note, dated March 17, 2015, issued by Monarch National Holdings to TransRe.
e)
That certain Funds Flow Memorandum, dated March 17, 2015, by and among Crosswinds, FNHC, TransRe, the Company, Monarch National, Monarch National Holdings, Charles S. Duncker, an individual U.S. investor (“Duncker”), and Crosswinds Holdings Inc., an Alberta corporation (“Crosswinds Parent”).

f)	That certain Income Tax Allocation Agreement, dated March 17, 2015, by and between Monarch National and Monarch National Holdings.
g)	That certain Broker Services Letter Agreement, dated March 17, 2015, by and between Monarch National and Century Risk Insurance Services, Inc., a Florida corporation.
h)	That certain Cost Sharing Agreement, dated March 17, 2015, by and between Monarch National and Monarch National Holdings.
i)	That certain Cost Sharing Agreement, dated March 17, 2015, by and between Monarch National and FedNat Underwriters, Inc., a Florida corporation.
j)	That certain Management Agreement, dated March 17, 2015, by and between Monarch National and Monarch National Holdings.
k)	That certain Assignment and Assumption Agreement, dated March 17, 2015, by and between Crosswinds Parent and Crosswinds.
l)	That certain Subscription and Contribution Agreement, dated March 17, 2015, by and between the Company and Monarch National Holdings.
m)	That certain Subscription and Contribution Agreement, dated March 17, 2015, by and between Monarch National Holdings and Monarch National.
n)	That certain License Agreement, dated March 17, 2015, by and among FNHC, Monarch National, and Monarch National Holdings.
o)	That certain Amendment to Employment Agreement and Restrictive Covenant Agreement, dated March 17, 2015, by and between Michael H. Braun and FNHC.
p)	That certain Non-Competition, Non-Disclosure and Non-Solicitation Agreement, dated March 17, 2015, by and between Michael H. Braun and the Company.

Schedule 3 - Page 1

EXHIBIT A
Joinder to Limited Liability Company Agreement of

MONARCH DELAWARE HOLDINGS LLC

Name of Member (full legal name)

Member Interest
Units
Capital Contribution
Applicant 's Postal Address

Telephone
Facsimile
Taxation Identification number of Applicant
Bank Account Details for distributions	Bank Branch Account Number

•
The representations and warranties set forth in Section 7.2 and Section 7.3 of the Limited Liability Company Agreement of Monarch Delaware Holdings LLC are hereby incorporated, mutatis mutandis, and Member hereby declares, represents and warrants to the Company, the Tax Matters Partner and each other Members that such representations and warranties are true and correct.

•
Member will provide the Tax Matters Partner with such information as the Tax Matters Partner reasonably requests from time to time with respect to Member’s identity, citizenship, residency, ownership, tax status, business or control so as to permit the Tax Matters Partner to evaluate and comply with any regulatory and tax requirements applicable to the Partnership, but any confidential information so provided shall be kept confidential by the Tax Matters Partner and shall not be disclosed to any third party unless required by law or by any court of law or by any regulatory authority.

•	Member hereby authorizes the Tax Matters Partner to disclose to Members (including prospective Members) its name, the balance of its Capital Account, if any, and the number of Units held by Member.

Exhibit A - Page 1

THE MEMBER AGREES NOT TO OFFER, SELL, TRANSFER, PLEDGE, HYPOTHECATE OR OTHERWISE DISPOSE OF, DIRECTLY OR INDIRECTLY, ALL OR ANY PART OF THE INTEREST OR ANY INTEREST THEREIN, EXCEPT IN ACCORDANCE WITH THE TERMS AND PROVISIONS OF THE LIMITED LIABILITY COMPANY AGREEMENT, AS AMENDED FROM TIME TO TIME AND APPLICABLE LAW (INCLUDING, WITHOUT LIMITATION, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR AN EXEMPTION THEREFROM, AND ANY OTHER APPLICABLE SECURITIES LAWS).  IN ADDITION, MEMBER FURTHER AGREES THAT MEMBER WILL NOT SELL, TRANSFER OR OTHERWISE DISPOSE OF ALL OR ANY PART OF THE INTEREST (OR ANY INTEREST THEREIN) ON AN “ESTABLISHED SECURITIES MARKET”, A “SECONDARY MARKET”, AN OVER-THE-COUNTER MARKET OR THE “SUBSTANTIAL EQUIVALENT THEREOF”, IN EACH CASE WITHIN THE MEANING OF SECTION 7704 OF THE CODE, AS AMENDED, AND THE UNITED STATES TREASURY REGULATIONS PROMULGATED THEREUNDER.
This Acceptance of Limited Liability Company Agreement of Monarch Delaware Holdings LLC and the rights, obligations and relationships of the parties under this Acceptance of Limited Liability Company Agreement of Monarch Delaware Holdings LLC and the Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
Words and expressions used in this Acceptance of Limited Liability Company Agreement of Monarch Delaware Holdings LLC shall bear the same meanings as in the Limited Liability Company Agreement, as amended from time to time.
Exhibit A - Page 2

IN WITNESS WHEREOF, this Joinder to Limited Liability Company Agreement of Monarch Delaware Holdings LLC has been executed and delivered as a deed this ___ day of __________, 2015.

ACKNOWLEDGMENT

State of	§
§
County/Parrish of	§

BEFORE ME, the undersigned authority, did personally appear ____________________, who after having established to me his/her identity, did execute the above Joinder to Limited Liability Company Agreement of Monarch Delaware Holdings LLC for the purposes stated therein.

Notary Public in and for the State of
and the County of
Name:
My Commission Expires:
[Affix Notary Seal, if required by law]

Exhibit A - Page 3